Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT
relating to a
US$2,000,000,000 REVOLVING CREDIT FACILITY
Dated as of 12 February 2013
among

PHILIP MORRIS INTERNATIONAL INC.

and
THE INITIAL LENDERS NAMED HEREIN

and
THE ROYAL BANK OF SCOTLAND PLC
as Administrative Agent
______________

BARCLAYS BANK PLC
BNP PARIBAS
CITIGROUP GLOBAL MARKETS LIMITED
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
DEUTSCHE BANK SECURITIES INC.
GOLDMAN SACHS INTERNATIONAL
HSBC BANK PLC
J.P. MORGAN LIMITED
SOCIÉTÉ GÉNÉRALE
as Mandated Lead Arrangers and Bookrunners

RBS SECURITIES INC.
as Mandated Lead Arranger, Bookrunner and Coordinator

HUNTON & WILLIAMS LLP
New York

Page

Page

1.	DEFINITIONS AND ACCOUNTING TERMS	1
1.1.	Certain Defined Terms	1
1.2.	Computation of Time Periods	10
1.3.	Accounting Terms	10
2.	AMOUNTS AND TERMS OF THE ADVANCES	11
2.1.	The Advances	11
2.2.	Type of Advances	11
2.3.	Making the Advances	11
2.4.	Repayment of Advances; Term-Out Option	12
2.5.	Interest on Advances	13
2.6.	Absence of Interest Period for Advances	13
2.7.	Interest Rate Determination for Advances	13
2.8.	Fees	14
2.9.	Optional Termination or Reduction of the Commitments	15
2.10.	Prepayments of Advances	15
2.11.	Increased Costs	16
2.12.	Illegality	17
2.13.	Payments and Computations	17
2.14.	Taxes	19
2.15.	Sharing of Payments, Etc	22
2.16.	Evidence of Debt	22
2.17.	Defaulting Lenders	23
2.18.	Use of Proceeds	24
2.19.	Extension Option	24
3.	CONDITIONS TO EFFECTIVENESS AND LENDING	26
3.1.	Conditions Precedent to Effectiveness	26
3.2.	Initial Advance to Each Designated Subsidiary	27

i

(continued)

3.3.	Conditions Precedent to Each Borrowing	28
4.	REPRESENTATIONS AND WARRANTIES	28
4.1.	Representations and Warranties of PMI	28
5.	COVENANTS OF PMI	30
5.1.	Affirmative Covenants	30
5.2.	Negative Covenants	31
6.	EVENTS OF DEFAULT	32
6.1.	Events of Default	32
6.2.	Lenders’ Rights upon Event of Default	34
7.	THE ADMINISTRATIVE AGENT	35
7.1.	Authorization and Action	35
7.2.	Administrative Agent’s Reliance, Etc	35
7.3.	RBS and Affiliates	36
7.4.	Lender Credit Decision	36
7.5.	Indemnification	36
7.6.	Successor Agents	37
8.	GUARANTY	37
8.1.	Guaranty	37
8.2.	Guaranty Absolute	38
8.3.	Waivers	38
8.4.	Continuing Guaranty	39
9.	MISCELLANEOUS	39
9.1.	Amendments, Etc	39
9.2.	Notices, Etc	39
9.3.	No Waiver; Remedies	41

ii

(continued)

9.4.	Costs and Expenses	41
9.5.	Right of Set-Off	42
9.6.	Binding Effect	43
9.7.	Assignments and Participations	43
9.8.	Designated Subsidiaries	46
9.9.	Governing Law	46
9.10.	Execution in Counterparts	46
9.11.	Jurisdiction, Etc	47
9.12.	Confidentiality	48
9.13.	Integration	48
9.14.	USA Patriot Act Notice, Etc	48
9.15.	Judgment	49

SCHEDULE

Schedule 1	-	List of Applicable Lending Offices
Schedule 2	-	Certain Subsidiary Information
Schedule 3	-	Calculation of Mandatory Cost
Schedule 4	-	Commitments

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of Designation Agreement
Exhibit E-1	-	Form of Opinion of Counsel for PMI
Exhibit E-2	-	Form of Opinion of Counsel for PMI
Exhibit F	-	Form of Opinion of Counsel for Designated Subsidiary
Exhibit G	-	Form of Opinion of Counsel for Administrative Agent
Exhibit H	-	Form of Confidentiality Agreement
Exhibit I	-	Form of Extension Agreement

iii

THIS AGREEMENT was made on 12 February 2013
AMONG

(1)	PHILIP MORRIS INTERNATIONAL INC., a Virginia corporation (“PMI”);

(2)	THE FINANCIAL INSTITUTIONS AND OTHER INSTITUTIONAL LENDERS (the “Initial Lenders”) listed on the signature pages hereof; and

(3)	THE ROYAL BANK OF SCOTLAND PLC (“RBS”), as administrative agent (the “Administrative Agent”).
IT IS AGREED as follows:
1.DEFINITIONS AND ACCOUNTING TERMS

1.1.
Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” has the meaning specified in the preamble.
“Administrative Agent’s Account” means (a) for transactions in Euro, an account of RBS, as is designated in writing from time to time by RBS, to PMI and the Lenders for such purpose, (b) for transactions in Dollars, the account of The Royal Bank of Scotland plc, CT (Account No. 802906651, ABA No. 021000021, Attn: Commercial Loans, Ref: Philip Morris International Inc.) maintained by JPMorgan Chase Bank, N.A. in New York, New York or (c) such other account of RBS, as is designated in writing from time to time by RBS, to PMI and the Lenders for such purpose.
“Advance” means an advance by a Lender to any Borrower as part of a Borrowing and refers to a EURIBOR Advance or a LIBOR Advance (each of which shall be a “Type” of Advance).
“Applicable Interest Rate Margin” means, for any Interest Period, a percentage per annum equal to 0.15%; provided that, upon election of the Term-Out Option, the “Applicable Interest Rate Margin” shall mean, for any Interest Period, a percentage per annum equal to 0.35%.
“Applicable Lending Office” means, with respect to each Lender, such Lender’s lending office set forth on Schedule 1 hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to PMI and the Administrative Agent.
“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit C hereto.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrowers” means, collectively, PMI and each Designated Subsidiary that shall become a party to this Agreement pursuant to Section 9.8.
“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.2(a).
“Business Day” means a day on which banks are open for business in London and the Trans-European Automated Real-time Gross settlement Express Transfer System (TARGET) is operating and on which banks are not required or authorized by law to close in New York City.
“Commitment” means as to any Lender (i) the Dollar amount set forth opposite such Lender’s name on Schedule 4 hereof or (ii) if such Lender has entered into an Assignment and Acceptance, the Dollar amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.7(d), in each case as such amount may be reduced pursuant to Section 2.9.
“Consolidated EBITDA” means, for any accounting period, the consolidated net earnings (or loss) of PMI and its Subsidiaries plus, without duplication and to the extent included as a separate item on PMI’s consolidated statements of earnings or consolidated statements of cash flows in the case of clauses (a) through (e) for such period, the sum of (a) provision for income taxes, (b) interest and other debt expense, net, (c) depreciation expense, (d) amortization of intangibles, (e) any extraordinary, unusual or non-recurring expenses or losses or any similar expense or loss subtracted from “Gross profit” in the calculation of “Operating income” and (f) the portion of loss included on PMI’s consolidated statements of earnings of any Person (other than a Subsidiary of PMI) in which PMI or any of its Subsidiaries has an ownership interest and any cash that is actually received by PMI or such Subsidiary from such Person in the form of dividends or similar distributions, and minus, without duplication, the sum of (x) to the extent included as a separate item on PMI’s consolidated statements of earnings for such period, any extraordinary, unusual or non-recurring income or gains or any similar income or gain added to “Gross profit” in the calculation of “Operating income,” and (y) the portion of income included on PMI’s consolidated statements of earnings of any Person (other than a Subsidiary of PMI) in which PMI or any of its Subsidiaries has an ownership interest, except to the extent that any cash is actually received by PMI or such Subsidiary from such Person in the form of dividends or similar distributions, all as determined on a consolidated basis in accordance with accounting principles generally accepted in the United States for such period, except that if there has been a material change in an accounting principle as compared to that applied in the preparation of the financial statements of PMI and its Subsidiaries as at and for the year ended 31 December 2012, then such new accounting principle shall not be used in the determination of Consolidated EBITDA. A material change in an accounting principle is one that, in the year of its adoption, changes Consolidated EBITDA for any quarter in such year by more than 10%.

“Consolidated Interest Expense” means, for any accounting period, total interest expense of PMI and its Subsidiaries with respect to all outstanding Debt of PMI and its Subsidiaries during such period, all as determined on a consolidated basis for such period and in accordance with accounting principles generally accepted in the United States for such period, except that if there has been a material change in an accounting principle as compared to that applied in the preparation of the financial statements of PMI and its Subsidiaries as at and for the year ended 31 December 2012, then such new accounting principle shall not be used in the determination of Consolidated Interest Expense. A material change in an accounting principle is one that, in the year of its adoption, changes Consolidated Interest Expense for any quarter in such year by more than 10%.
“Consolidated Tangible Assets” means the total assets appearing on a consolidated balance sheet of PMI and its Subsidiaries, less goodwill and other intangible assets and the noncontrolling interests of other Persons in such Subsidiaries, all as determined in accordance with accounting principles generally accepted in the United States, except that if there has been a material change in an accounting principle as compared to that applied in the preparation of the financial statements of PMI and its Subsidiaries as at and for the year ended 31 December 2012, then such new accounting principle shall not be used in the determination of Consolidated Tangible Assets. A material change in an accounting principle is one that, in the year of its adoption, changes Consolidated Tangible Assets at any quarter in such year by more than 10%.
“Debt” means, without duplication, (a) indebtedness for borrowed money or for the deferred purchase price of property or services, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) obligations as lessee under leases that, in accordance with accounting principles generally accepted in the United States, are recorded as capital leases, (c) obligations as an account party or applicant under letters of credit (other than trade letters of credit incurred in the ordinary course of business) to the extent such letters of credit are drawn and not reimbursed within five Business Days of such drawing, (d) the aggregate principal (or equivalent) amount of financing raised through outstanding securitization financings of accounts receivable, and (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss (including by way of (i) granting a security interest or other Lien on property or (ii) having a reimbursement obligation under or in respect of a letter of credit or similar arrangement (to the extent such letter of credit is not collateralized by assets (other than Operating Assets) having a fair value equal to the amount of such reimbursement obligation), in either case in respect of, indebtedness or obligations of any other Person of the kinds referred to in clause (a), (b), (c) or (d) above). For the avoidance of doubt, the following shall not constitute “Debt” for purposes of this Agreement: (A) any obligation that is fully non-recourse to PMI or any of its Subsidiaries, (B) intercompany debt of PMI or any of its Subsidiaries, (C) any appeal bond or other arrangement to secure a stay of execution on a judgment or order, provided that any such appeal bond or other arrangement issued by a third party in connection with such arrangement shall constitute Debt to the extent PMI or any of its Subsidiaries has a reimbursement obligation to such third party that is not collateralized by assets (other than Operating Assets)

having a fair value equal to the amount of such reimbursement obligation, (D) unpaid judgments, or (E) defeased indebtedness.
“Default” means any event specified in Section 6.1 that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
“Defaulting Lender” means any Lender that has (a) failed to fund any portion of its Advances within one Business Day of the date required to be funded by it hereunder, (b) notified the Borrowers, the Administrative Agent or any Lender in writing, or otherwise indicated through a public statement, that it does not intend to comply with its funding obligations generally under agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Advances, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e)(i) become insolvent or has a parent company that has become insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment. No Lender shall be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or a parent company thereof by a governmental authority or an instrumentality thereof.
“Designated Subsidiary” means any wholly-owned Subsidiary of PMI designated for borrowing privileges under this Agreement pursuant to Section 9.8.
“Designation Agreement” means, with respect to any Designated Subsidiary, an agreement in the form of Exhibit D hereto signed by such Designated Subsidiary and PMI.
“Dollars” and the “$” sign each means lawful currency of the United States of America.
“Effective Date” has the meaning specified in Section 3.1.
“Eligible Assignee” means (a) a Lender or any affiliate of a Lender that is a Qualifying Bank or (b) any bank or other financial institution, or any other Person, which has been approved in writing by PMI as an Eligible Assignee for purposes of this Agreement; provided that PMI’s approval shall not be unreasonably withheld or delayed or withheld solely because the assignment may result in an increase to the Mandatory Cost; and provided, further that PMI may withhold its approval if PMI reasonably believes that an assignment to such Eligible Assignee pursuant to Section 9.7 would result in the incurrence of increased costs payable by any Borrower pursuant to Section 2.11 or 2.14.
“Equivalent” (i) in Dollars of Euro on any date, means the quoted spot rate at which the Administrative Agent’s principal office in Stamford, Connecticut offers to exchange Dollars for Euro in New York City as of 10:00 A.M. (New York City time) on such date and (ii) in Euro of Dollars on any date, means the quoted spot rate at which the Administrative Agent’s principal office in Stamford, Connecticut offers to exchange Euro for Dollars in New York City as of 10:00 A.M. (New York City time) on such date.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of any Borrower’s controlled group, or under common control with any Borrower, within the meaning of Section 414 of the Internal Revenue Code.
“ERISA Event” means (a) (i) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the Pension Benefit Guaranty Corporation (or any successor) (“PBGC”), or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Borrower or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Borrower or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions set forth in Section 302(f)(1)(A) and (B) of ERISA to the creation of a lien upon property or rights to property of any Borrower or any of its ERISA Affiliates for failure to make a required payment to a Plan are satisfied; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (h) the termination of a Plan by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.
“EURIBOR” means an interest rate per annum equal to either:
(a)    the offered rate per annum at which deposits in Euro appear on Reuters Page EURIBOR01 (or any successor page) as of 11:00 A.M. (Brussels time) two

Business Days before the first day of such Interest Period for a period equal to such Interest Period, as determined by the European Banking Federation, or
(b)    if EURIBOR does not appear on Reuters Page EURIBOR01 (or any successor page), then EURIBOR will be determined by taking the arithmetic mean (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such arithmetic mean is not such a multiple) of the rates per annum at which deposits in Euro are offered by the principal office of each of the Reference Banks to prime banks in the European interbank market at 11:00 A.M. (Brussels time) two Business Days before the first day of such Interest Period for an amount substantially equal to the amount that would be the Reference Banks’ respective ratable shares of such Borrowing outstanding during such Interest Period and for a period equal to such Interest Period, as determined by the Administrative Agent, and, if any such rate is below zero, EURIBOR will be deemed to be zero, subject, however, to the provisions of Section 2.7.
“EURIBOR Advance” means an Advance denominated in Euro that bears interest as provided in Section 2.5(a).
“Euro” and the “€” sign each mean the single currency of the Participating Member States.
“Event of Default” has the meaning specified in Section 6.1.
“Extended Maturity Date” has the meaning specified in Section 2.19(a).
“Extension Agreement” has the meaning specified in Section 2.19(a).
“Facility” means, at any time, the aggregate amount of the Lenders’ Commitments at such time.
“FATCA” means (i) Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement, or any amended or successor version that is substantively comparable and, in each case, any regulations promulgated thereunder or official interpretations thereof, and (ii) any intergovernmental agreement entered into by two or more governmental authorities with respect to the implementation of Sections 1471 through 1474 of the Internal Revenue Code, or any amended or successor version that is substantively comparable and, in each case, any legislation, regulations or official interpretations thereof.
“Federal Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978, as amended from time to time.
“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) on Reuters Page FEDFUNDS1 (or any successor page), or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by RBS from three Federal funds brokers of recognized standing selected by it.
“Guaranty” has the meaning specified in Section 8.1.
“Home Jurisdiction Withholding Taxes” means (a) in the case of PMI, withholding for United States income taxes, United States back-up withholding taxes and United States withholding taxes and (b) in the case of a Designated Subsidiary, withholding taxes imposed by the jurisdiction under the laws of which such Designated Subsidiary is organized or any political subdivision thereof.
“Initial Lenders” has the meaning specified in the preamble.
“Interest Period” means for each Advance comprising part of the same Borrowing, the period commencing on the date of such Advance and ending on the last day of the period selected by the Borrower requesting such Borrowing pursuant to the provisions below. The duration of such Interest Period shall be one, two, three or six months, or, if available to all Lenders, nine months, as such Borrower may select upon notice received by the Administrative Agent not later than 10:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period; provided, however, that:
(a)such Borrower may not select any Interest Period that ends after the Termination Date;
(b)whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and
(c)whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.
“Lenders” means the Initial Lenders and their respective successors, which are Qualifying Banks or which have been approved in writing by PMI, and permitted assignees.
“LIBOR” means an interest rate per annum equal to either:

(a)the offered rate per annum at which deposits in Dollars appear on Reuters Page LIBOR01 (or any successor page) as of 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period, or
(b)if LIBOR does not appear on Reuters Page LIBOR01 (or any successor page), then LIBOR will be determined by taking the arithmetic mean (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such arithmetic mean is not such a multiple) of the rates per annum at which deposits in Dollars are offered by the principal office of each of the Reference Banks to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for an amount substantially equal to the amount that would be the Reference Banks’ respective ratable shares of such Borrowing outstanding during such Interest Period and for a period equal to such Interest Period, as determined by the Administrative Agent, and, if any such rate is below zero, LIBOR will be deemed to be zero, subject, however, to the provisions of Section 2.7.
“LIBOR Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.5(b).
“Lien” has the meaning specified in Section 5.2(a).
“Major Subsidiary” means any Subsidiary (a) more than 50% of the voting securities of which is owned directly or indirectly by PMI, (b) which is organized and existing under, or has its principal place of business in, the United States or any political subdivision thereof, any country which is a member of the European Union on the date hereof or any political subdivision thereof, or Switzerland or Japan or any of their respective political subdivisions, and (c) which has at any time total assets (after intercompany eliminations) exceeding $1,000,000,000.
“Mandated Lead Arrangers and Bookrunners” means RBS Securities Inc., Barclays Bank PLC, BNP Paribas, Citigroup Global Markets Limited, Credit Suisse AG, Cayman Islands Branch, Deutsche Bank Securities Inc., Goldman Sachs International, HSBC Bank plc, J.P. Morgan Limited, and Société Générale.
“Mandatory Cost” means the percentage rate per annum calculated by the Administrative Agent in accordance with Schedule 3.
“Margin Stock” means margin stock, as such term is defined in Regulation U.
“Maturity Date” means 11 February 2014.
“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any ERISA Affiliate and at least one Person other than such Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which such Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
“Note” means a promissory note of any Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16(a) in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Advances made by such Lender to such Borrower.
“Notice of Borrowing” has the meaning specified in Section 2.3(a).
“Obligations” has the meaning specified in Section 8.1.
“Operating Assets” means, for any accounting period, any assets included in the consolidated balance sheet of PMI and its Subsidiaries as “Inventories,” or “Property, plant and equipment” or “Receivables” for such period.
“Other Taxes” has the meaning specified in Section 2.14(c).
“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
“Patriot Act” has the meaning specified in Section 9.14.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“Plan” means a Single Employer Plan or a Multiple Employer Plan.
“PMI” has the meaning specified in the preamble.
“Qualifying Bank” means any legal entity which is recognized as a bank by the banking laws in force in its country of organization and which has as its principal purpose the active conduct of banking business and conducts such banking business through its own personnel (which have decision making authority) and on its own premises.
“RBS” has the meaning specified in the preamble.
“Reference Banks” means Citibank, N.A., Credit Suisse AG, London Branch, The Royal Bank of Scotland plc and JPMorgan Chase Bank, N.A.
“Register” has the meaning specified in Section 9.7(d).

“Regulation A” means Regulation A of the Board, as in effect from time to time.
“Regulation U” means Regulation U of the Board, as in effect from time to time.
“Required Lenders” means at any time Lenders holding at least 50.1% of the aggregate Commitments at such time.
“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any ERISA Affiliate and no Person other than such Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which such Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
“Subsidiary” of any Person means any corporation of which (or in which) more than 50% of the outstanding capital stock having voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
“Taxes” has the meaning specified in Section 2.14(a).
“Termination Date” means the earlier of (a) the later of (i) the Maturity Date, (ii) the Extended Maturity Date and (iii) the Term Loan Maturity Date, and (b) in each case, the date of termination in whole of Commitments pursuant to Section 2.9 or 6.2.
“Term Loan Maturity Date” has the meaning specified in Section 2.4(b).
“Term-Out Option” has the meaning specified in Section 2.4(b).

1.2.
Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

1.3.
Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with accounting principles generally accepted in the United States of America, except that if there has been a material change in an accounting principle affecting the definition of an accounting term as compared to that applied in the preparation of the financial statements of PMI as of and for the year ended 31 December 2012, then such new accounting principle shall not be used in the determination of the amount associated with that accounting term. A material change in an accounting principle is one that, in the year of its adoption, changes the amount associated with the relevant accounting term for any quarter in such year by more than 10%.

2.    AMOUNTS AND TERMS OF THE ADVANCES

2.1.
The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to any Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount outstanding not to exceed at any time such Lender’s Commitment; provided that the Lenders’ obligation to make Advances shall terminate upon the effectiveness of the Term-Out Option.

2.2.
(a)    Type of Advances    . Each Borrowing shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment and subject to Section 2.1 and this Section 2.2, any Borrower may borrow under this Section 2.2, prepay pursuant to Section 2.10 or repay pursuant to Section 2.4 and reborrow under this Section 2.2.

(b)    Amount of Borrowings. Each Borrowing consisting of EURIBOR Advances shall be in an aggregate amount of no less than €50,000,000 or an integral multiple of €1,000,000 in excess thereof. Each Borrowing consisting of LIBOR Advances shall be in an aggregate amount of no less than $50,000,000 or an integral multiple of $1,000,000 in excess thereof.

2.3.
Making the Advances. (5) Notice of Borrowing. Each Borrowing shall be made on notice, given not later than 10:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing, by the Borrower to the Administrative Agent which shall give to each Lender prompt notice thereof by facsimile. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by facsimile, such notice to be in substantially the form of Exhibit B hereto, specifying therein the requested:

(i)    date of such Borrowing,
(ii)    Type of Advances,
(iii)    aggregate amount of such Borrowing, and
(iv)    the initial Interest Period for each such Advance.
(b)    Funding Advances. Each Lender shall, before 2:00 P.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After receipt of such funds by the Administrative Agent and upon fulfillment of the applicable conditions set forth in Article 3, the Administrative Agent will make such funds available to the relevant Borrower as specified in the applicable Notice of Borrowing.
(c)    Irrevocable Notice. Each Notice of Borrowing of any Borrower shall be irrevocable and binding on such Borrower. The Borrower requesting a Borrowing shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article 3, including, without limitation, any loss (excluding loss of anticipated profits, indirect losses and special or consequential damages), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
(d)    Lender’s Ratable Portion. Unless the Administrative Agent shall have received notice from a Lender prior to 2:00 P.M. (New York City time) on the day of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.3(b) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower proposing such Borrowing on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent such Lender and such Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent at:
(i)    in the case of such Borrower, the higher of (A) the interest rate applicable at the time to Advances comprising such Borrowing and (B) the cost of funds incurred by the Administrative Agent in respect of such amount, and
(ii)    in the case of such Lender, the cost of funds incurred by the Administrative Agent in respect of such amount.
If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.
(e)    Independent Lender Obligations. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

2.4.	Repayment of Advances; Term-Out Option.
(a)    Each Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the applicable Termination Date the unpaid principal amount of the Advances then outstanding.

(b)	The Borrower may elect to convert Advances outstanding on the Maturity Date into a term loan (the “Term-Out Option”) maturing on the first anniversary of the

Maturity Date (the “Term Loan Maturity Date”); provided that (i) the Borrower notifies the Administrative Agent of its election not less than 5 days prior to the Maturity Date, (ii) no Default or Event of Default has occurred and is continuing, and (iii) on or prior to the Maturity Date, the Borrower (A) pays to the Administrative Agent, for the pro rata account of the Lenders, an extension fee in the amount of 0.25% of the principal amount of the Advances outstanding on the Maturity Date and (B) delivers to the Administrative Agent a certificate signed by a duly authorized officer certifying a copy of the resolutions of the Borrower’s Board of Directors approving the exercise of the Term-Out Option.

2.5.
Interest on Advances. Subject to Section 2.7(c), each Borrower shall pay interest on the unpaid principal amount of each Advance owing by such Borrower to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(a)    EURIBOR Advances. During such periods as such Advance is a EURIBOR Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) EURIBOR for such Interest Period for such Advance plus (y) the Applicable Interest Rate Margin plus (z) Mandatory Cost, if any, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than six months, on the day that occurs during such Interest Period six months from the first day of such Interest Period and on the date such EURIBOR Advance shall be paid in full.
(b)    LIBOR Advances. During such periods as such Advance is a LIBOR Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) LIBOR for such Interest Period for such Advance plus (y) the Applicable Interest Rate Margin plus (z) Mandatory Cost, if any, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than six months, on the day that occurs during such Interest Period six months from the first day of such Interest Period and on the date such LIBOR Advance shall be paid in full.

2.6.
Absence of Interest Period for Advances. If any Borrower shall fail to select the duration of any Interest Period for any Advances in accordance with the provisions contained in the definition of the term “Interest Period,” the Administrative Agent will forthwith so notify such Borrower and the Lenders and the Interest Period for such Advances will automatically, on the last day of the then existing Interest Period therefor, be one month.

2.7.
Interest Rate Determination for Advances. (6) Methods to Determine EURIBOR and LIBOR. The Administrative Agent shall determine EURIBOR and LIBOR by using the methods described in the definition of the terms “EURIBOR” and “LIBOR,” respectively, and shall give prompt notice to the Borrower and the Lenders of each such EURIBOR or LIBOR.

(b)    Role of Reference Banks. In the event that EURIBOR or LIBOR cannot be determined by the method described in clause (a) of the definitions “EURIBOR” or “LIBOR,” respectively, each Reference Bank agrees to furnish to the Administrative Agent timely information for the purpose of determining EURIBOR or LIBOR, as the case may be, in accordance with the method described in clause (b) of the definitions thereof. If any one or more of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining EURIBOR or LIBOR, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks.
(c)    Market Disruption. (i) If the applicable Reuters Page is unavailable and fewer than two Reference Banks furnish timely information to the Administrative Agent for determining EURIBOR for any EURIBOR Advances or LIBOR for any LIBOR Advances, as the case may be, or (ii) with respect to Advances under the Facility, the Lenders owed or required to lend at least 50.1% of the aggregate principal amount thereof notify the Administrative Agent that EURIBOR or LIBOR for any Interest Period will not adequately reflect the cost to such Lenders of making, funding or maintaining their respective Advances for such Interest Period (each, a “Market Disruption Event”) then the rate of interest on each Lender’s share of that Advance for the Interest Period shall be the rate per annum which is the sum of (x) the Applicable Interest Rate Margin plus (y) the rate notified to the Administrative Agent and the Borrower by that Lender in a certificate (which sets out the details of the computation of the relevant rate and shall be prima facie non-binding evidence of the same) as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Advance from whatever source it may reasonably select plus (z) Mandatory Cost, if any, applicable to that Lender’s participation in the Advance.
(d)    If a Market Disruption Event occurs and the Administrative Agent or the applicable Borrower so requires:
(i)    the Administrative Agent, PMI and such Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing on a substitute basis for determining the interest rate; and
(ii)    any alternative basis agreed upon pursuant to clause (i) above shall, with the prior consent of all the Lenders, PMI and such Borrower, be binding on all such parties hereto.

2.8.
Fees. (a) Commitment Fee. PMI agrees to pay to the Administrative Agent for the account of each Lender, 0.040% per annum on the aggregate amount of the unused portion of such Lender’s Commitment from the date hereof in the case of each Lender that is an Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date, in each case payable on the last Business Day of each March, June, September and December until the Termination Date and on the Termination Date; provided, however, that no such fee shall be payable following the effectiveness of the Term-Out Option.

(b)    Utilization Fee. PMI agrees to pay the Administrative Agent for the account of each Lender an amount equal to (x) 0.100% on the aggregate principal amount of all

Advances outstanding with respect to each day on which the aggregate principal amount of all Advances outstanding exceeds 33 1/3% of total Commitments or (y) 0.200% on the aggregate principal amount of all Advances outstanding with respect to each day on which the aggregate principal amount of all Advances outstanding exceeds 66 2/3% of total Commitments, payable on the last Business Day of each March, June, September and December until the Termination Date and on the Termination Date, to the extent applicable; provided, however, that no such fee shall be payable following the effectiveness of the Term-Out Option.
(c)    Agent’s Fees. PMI shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed between PMI and the Administrative Agent.

2.9.
Optional Termination or Reduction of the Commitments. PMI shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders; provided that each partial reduction shall be in the aggregate amount of no less than $50,000,000 or the remaining balance if less than $50,000,000 and shall be ratable among the Lenders affected thereby in accordance with their Commitments.

2.10.
Prepayments of Advances. (a) Optional Prepayments. Each Borrower may, upon at least three Business Days’ notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part; provided, however, that each partial prepayment shall be in an aggregate principal amount of no less than €50,000,000 or $50,000,000, as the case may be, or the remaining balance if less than €50,000,000 or $50,000,000.

(b)    Mandatory Prepayments. (i) If the Administrative Agent notifies PMI that, on any interest payment date, the sum of (A) the Equivalent in Dollars (determined on the third Business Day prior to such interest payment date) of the aggregate principal amount of the Advances denominated in Euro plus (B) the aggregate principal amount of all Advances denominated in Dollars then outstanding exceeds 105% of the aggregate Commitments of the Lenders on such date, PMI and each other Borrower shall, within two Business Days after receipt of such notice, prepay the outstanding principal amount of any Advances owing by such Borrower in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Commitments of the Lenders on such date.
(ii)    The Administrative Agent shall give prompt notice of any prepayment required under this Section 2.10(b) to the Borrowers and the Lenders. Prepayments under this Section 2.10(b) shall be allocated to Advances comprising part of the same Borrowing selected by the applicable Borrower, ratably among the Lenders.

(c)    Each prepayment made pursuant to this Section 2.10 shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and any additional amounts which such Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.4(b).

2.11.
Increased Costs. (a) Costs from Change in Law or Authorities. If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements to the extent such change is included in Mandatory Cost) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Advances (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.14 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower of the affected Advances shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to such Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error; and, provided, further, that (A) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (B) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented, but only if any such requests, rules, guidelines, requirements or directions are generally applicable to (and for which reimbursement is generally being sought by the applicable Lender in respect of) credit transactions similar to this transaction from borrowers similarly situated to the Borrower, but no Lender shall be required to disclose any confidential or proprietary information in connection therewith.

(b)    Reduction in Lender’s Rate of Return. In the event that, after the date hereof, the implementation of or any change in any law or regulation, or any guideline or directive (whether or not having the force of law) or the interpretation or administration thereof by any central bank or other authority charged with the administration thereof, imposes, modifies or deems applicable any capital adequacy or similar requirement (including, without limitation, a request or requirement which affects the manner in which any Lender allocates capital resources to its commitments, including its obligations hereunder) and as a result thereof, in the sole opinion of such Lender, the rate of return on such Lender’s capital as a consequence of its obligations hereunder is reduced to a level below that which such Lender could have achieved but for such circumstances, but reduced to the extent that Borrowings are outstanding from time to time, then in each such case, upon demand from time to time PMI shall pay to such Lender such additional amount or amounts as shall compensate such Lender for such reduction in rate of return; provided that, in the case of each Lender, such additional amount or amounts shall not exceed 0.15 of 1% per annum of such Lender’s Commitment. A certificate of such Lender as to any such additional amount or amounts shall be conclusive and binding for all purposes, absent manifest error. Except as provided below, in determining any such amount or amounts each Lender may use any reasonable averaging and attribution methods. Notwithstanding the foregoing, each Lender shall take all reasonable actions to avoid the imposition of, or reduce the amounts of, such increased costs, provided that such actions, in the reasonable judgment of such Lender, will not be otherwise disadvantageous to such Lender, and, to the extent possible, each Lender will calculate such increased costs based upon the capital requirements for its Commitment hereunder and not upon the average or general capital requirements imposed upon such Lender.

2.12.
Illegality. Notwithstanding any other provision of this Agreement, if (a) any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Applicable Lending Office to perform its obligations hereunder to make Advances or to fund or maintain Advances or (b) any Lender notifies PMI and the Administrative Agent that it is unlawful for such Lender or its Applicable Lending Office to make Advances or to fund or maintain Advances to a Designated Subsidiary due to the jurisdiction of organization of such Designated Subsidiary, then, in each case, the obligation of such Lender to make such Advances shall be suspended until the Administrative Agent shall notify PMI and the Lenders that the circumstances causing such suspension no longer exist and the relevant aggregate Commitments shall be temporarily reduced by the amount of such Lender’s share of the Commitments affected by such illegality for the duration of the suspension with respect to such Advances; provided, however, that each Lender agrees to (i) use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would allow such Lender or its Applicable Lending Office to continue to perform its obligations to make Advances or to continue to fund or maintain Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender and (ii) to make or fund Advances to a different Borrower designated by PMI if the making of such designation would allow such Lender to continue to perform its obligations to make Advances or to continue to fund or maintain Advances.

2.13.
Payments and Computations. (a) Time and Distribution of Payments. PMI and each Borrower shall make each payment hereunder, without set-off or counterclaim, not later than 11:00 A.M. (New York City time) on the day when due to the Administrative Agent at the Administrative Agent’s Account in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment or utilization fees ratably (other than amounts payable pursuant to Section 2.11, 2.14 or 9.4(b)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. From and after the effective date of an Assignment and Acceptance pursuant to Section 9.7, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)    Computation of Interest and Fees. All computations of interest and commitment and utilization fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or commitment or utilization fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(c)    Payment Due Dates. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment or utilization fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.
(d)    Presumption of Borrower Payment. Unless the Administrative Agent receives notice from any Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower has not made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent at the cost of funds incurred by the Administrative Agent in respect of such amount.
(e)    Default Interest. Upon the occurrence and during the continuance of an Event of Default, each Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in Section 2.5 or Section 2.1, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on such Advance.

2.14.
Taxes. (a) Any and all payments by each Borrower and PMI hereunder shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (i) in the case of each Lender and the Administrative Agent, taxes imposed on its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be), is organized or any political subdivision thereof, (ii) in the case of each Lender, taxes imposed on its net income, and franchise taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, (iii) in the case of each Lender and the Administrative Agent, taxes imposed on its net income, franchise taxes imposed on it, and any tax imposed by means of withholding to the extent such tax is imposed solely as a result of a present or former connection (other than any connection arising from the execution, enforcement, delivery and performance of this Agreement or a Note) between such Lender or the Administrative Agent (as the case may be) and the taxing jurisdiction, (iv) in the case of each Lender and the Administrative Agent, taxes imposed by the United States by means of withholding tax if and to the extent that such taxes shall be in effect and shall be applicable on the date hereof to payments to be made to such Lender’s Applicable Lending Office or to the Administrative Agent and (v) in the case of each Lender and the Administrative Agent, any withholding taxes imposed pursuant to FATCA (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder being hereinafter referred to as “Taxes”).

(b)    If any Borrower or PMI shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Administrative Agent (as the case may be), receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower or PMI shall make such deductions and (iii) such Borrower or PMI shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. If clause (i) of this Section 2.14(b) is unenforceable for any reason in respect of any Borrower, then:

(A)
for each period during which a deduction or withholding for or on account of any Taxes is required to be made by the Borrower with respect to the payment of interest under this Agreement (the “Tax Deduction”), in lieu of application of clause (i) of this Section 2.14(b), the rate of interest on the Advances as set out in Section 2.5 shall be the percentage rate per annum which is the aggregate of the applicable:

(i)    Interest Rate Margin,
(ii)    EURIBOR or LIBOR, as applicable, and
(iii)    Mandatory Cost, if any,

divided by a factor equal to one (1) minus the amount of the Tax Deduction expressed as a multiplier (i.e., ten (10) percent will be expressed as 0.10 and not as 10%); and

(B)	all references to a rate of interest under Section 2.5 shall be construed thereafter as adjusted in accordance with this Section 2.14(b).
(c)    In addition, each Borrower or PMI shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”).
(d)    Each Borrower and PMI shall indemnify each Lender and the Administrative Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Lender or the Administrative Agent (as the case may be), and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be), makes written demand therefor.
(e)    Within 30 days after the date of any payment of Taxes, each Borrower and PMI shall furnish to the Administrative Agent at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing such payment. If any Borrower or PMI determines that no Taxes are payable in respect thereof, such Borrower or PMI shall, at the request of the Administrative Agent, furnish or cause the payor to furnish, the Administrative Agent and each Lender an opinion of counsel reasonably acceptable to the Administrative Agent stating that such payment is exempt from Taxes. Each Lender shall severally indemnify the Administrative Agent for any taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes, levies, imposts, deductions, charges, withholdings or liabilities were correctly or legally imposed or asserted by the relevant governmental authority. The indemnity under this Section 2.14(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of taxes, levies, imposts, deductions, charges, withholdings or liabilities so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
(f)    Each Lender, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, shall provide the Administrative Agent, PMI and each other Borrower with any form or certificate that is required by any taxing authority (including, if applicable, two original

Internal Revenue Service Forms W-9, W-8BEN, W-8ECI or W-8IMY (together with any underlying attachments), as appropriate, or any successor or other form prescribed by the Internal Revenue Service), certifying that such Lender is exempt from or entitled to a reduced rate of Home Jurisdiction Withholding Taxes on payments pursuant to this Agreement. Thereafter, each such Lender shall provide additional forms or certificates (i) to the extent a form or certificate previously provided has become inaccurate or invalid or has otherwise ceased to be effective or (ii) as requested in writing by any Borrower, PMI or the Administrative Agent. Unless the Borrowers, PMI and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to Home Jurisdiction Withholding Taxes or are subject to Home Jurisdiction Withholding Taxes at a rate reduced by an applicable tax treaty, such Borrowers, PMI or Administrative Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender.
(g)    If a payment made to a Lender hereunder would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.
(h)    Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to select or change the jurisdiction of its Applicable Lending Office if the making of such a selection or change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise economically disadvantageous to such Lender.
(i)    No additional amounts will be payable pursuant to this Section 2.14 with respect to (i) any Home Jurisdiction Withholding Taxes that would not have been payable had the Lender provided the relevant forms or other documents pursuant to Section 2.14(f); or (ii) in the case of an Assignment and Acceptance by a Lender to an Eligible Assignee, any Home Jurisdiction Withholding Taxes that exceed the amount of such Home Jurisdiction Withholding Taxes that are imposed prior to such Assignment and Acceptance, unless such Assignment and Acceptance resulted from the demand of PMI.
(j)    No additional amounts will be payable pursuant to this Section 2.14 with respect to any taxes imposed by the United States by means of withholding tax on payments made by any Borrower to any Lender’s Applicable Lending Office or to the Administrative Agent, even if such taxes are imposed as a result of the treatment of payments made by a Borrower that is not organized under the laws of the United States as having been made by a United States person for United States federal income tax purposes, including as a result of an election made to treat such Borrower as a disregarded entity for United States federal income tax purposes (regardless of whether such election was made after such Borrower became a Borrower under this Agreement), if and to the extent such taxes were in effect and would have been applicable as of the date hereof to payments to be made by a United States person to such Lender’s Applicable Lending Office or to the Administrative Agent (as the case may be).
(k)    If any Lender or the Administrative Agent, as the case may be, obtains a refund of any Tax for which payment has been made pursuant to this Section 2.14, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, (and without any obligation to disclose its tax records) is allocable to such payment made under this Section 2.14, the amount of such refund (together with any interest received thereon and reduced by reasonable costs incurred in obtaining such refund) promptly shall be paid to the Borrower to the extent payment has been made in full by the Borrower pursuant to this Section 2.14.

2.15.
Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Sections 2.11, 2.14 or 9.4(b)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, provided further, that, so long as the obligations under this Agreement and the Notes shall not have been accelerated, any excess payment received by any Lender shall be shared on a pro rata basis only with the other Lenders. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

2.16.
Evidence of Debt. (a) Lender Records; Notes. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such

Lender from time to time hereunder in respect of Advances. Each Borrower shall, upon notice by any Lender to such Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender.
(b)    Record of Borrowings, Payables and Payments. The Register maintained by the Administrative Agent pursuant to Section 9.7(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded as follows:
(i)    the date, amount and Facility of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and the Interest Period applicable thereto;
(ii)    the terms of each Assignment and Acceptance delivered to and accepted by it;
(iii)    the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder; and
(iv)    the amount of any sum received by the Administrative Agent from the Borrowers hereunder and each Lender’s share thereof.
(c)    Evidence of Payment Obligations. Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.16(b), and by each Lender in its account or accounts pursuant to Section 2.16(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement.

2.17.
Defaulting Lenders. Notwithstanding any other provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    fees shall cease to accrue on the unfunded portion of such Defaulting Lender’s Commitment pursuant to Section 2.8(a);
(b)    the Defaulting Lender’s Commitment shall not be included in determining whether all Lenders or the Required Lenders have taken or may take action hereunder (including any consent to any amendment or waiver pursuant to Section 9.1); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender; and provided further that in the event that a Lender is a Defaulting Lender solely as the result of a failure to fund pursuant to clause (a) of the definition of the term “Defaulting Lender” and such failure to fund is the subject of a good faith dispute, any waiver, amendment or modification pursuant to Section 9.1(b) or 9.1(d) affecting such Defaulting Lender shall require the consent of such Defaulting Lender; and
(c)    any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.15 shall, in lieu of being distributed to such Defaulting Lender, subject to any applicable requirements of law, be applied (i) first, to the payment of any amounts owing hereunder by such Defaulting Lender to RBS, as Administrative Agent, (ii) second, to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by RBS, as Administrative Agent, and (iii) third, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.
In the event that RBS, as Administrative Agent, and PMI both agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall (i) purchase at par such portion of the Advances of the other Lenders as RBS, as Administrative Agent, shall determine may be necessary in order for such Lender to hold such Advances ratably in accordance with its respective Commitment and (ii) cease to be a Defaulting Lender.

2.18.
Use of Proceeds. The proceeds of the Advances shall be available (and each Borrower agrees that it shall use such proceeds) for general corporate purposes of PMI and its Subsidiaries. Neither the Administrative Agent nor any Lender is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

2.19.	Extension Option.
(a)    The Borrower may request an extension of the Maturity Date for an additional 364-day period (the “Extended Maturity Date”); provided that (i) the Borrower (A) provides written notice requesting the extension to the Administrative Agent not less than 30 days nor more than 60 days prior to the Maturity Date and (B) delivers to the Administrative Agent a certificate signed by a duly authorized officer certifying a copy of the resolutions of the Borrower’s Board of Directors approving the Extended Maturity Date, (ii) no Default or Event of Default has occurred and is continuing, and (iii) the Borrower has not exercised the Term-Out Option. The Administrative Agent shall promptly notify each of the Lenders of such request. Each Lender will respond to such request, whether affirmatively or negatively, as it may elect in its sole discretion, within 10 Business Days of such notice to the Administrative Agent. The Commitments of those Lenders which have responded affirmatively shall be extended, subject to receipt by the Administrative Agent of counterparts of an Extension Agreement in substantially the form of Exhibit I hereto (the “Extension Agreement”) duly completed and signed by the Borrower, the Administrative Agent and all of the Lenders which have responded affirmatively. No extension of the Commitments pursuant to this Section 2.19 shall be legally binding on any party hereto unless and until such Extension Agreement is so executed and delivered by the Required Lenders.
(b)    If any Lender rejects, or is deemed to have rejected, the Borrower’s request to extend its Commitment (each, a “Non-Extending Lender”), (i) this Agreement shall terminate on the Maturity Date with respect to such Non-Extending Lender (provided that such Non-Extending Lender’s rights under Sections 2.11, 2.14 and 9.4 and obligations under Section 9.12 shall survive the Maturity Date as to matters occurring prior to such date), (ii) the Borrower shall pay to such Lender on the Maturity Date any amounts due and payable hereunder to such Lender on such date and (iii) the Borrower may, if it so elects, designate a Person to become a Lender after consultation with the Administrative Agent, or agree with an existing Lender that such Lender’s Commitment shall be increased, (each, an “Assuming Lender”), in each case to assume, effective as of the Maturity Date, any Non-Extending Lenders’ Commitments and all of the obligations of such Non-Extending Lenders under this Agreement thereafter arising relating to such Commitments, without recourse to or warranty by, or expense to such Non-Extending Lenders; provided that any such designation or agreement may not increase the aggregate amount of the Commitments under this Facility. The assumptions provided for in this Section 2.19(b) shall be subject to the conditions that:
(i)    the Assuming Lenders shall have paid to the Non-Extending Lenders (A) the aggregate principal amount of, and any interest and fees accrued and unpaid to but excluding the Maturity Date on, the outstanding Advances, if any, of the Non-Extending Lenders under their respective Commitments being assumed;
(ii)    all additional cost, reimbursements, expense reimbursements and indemnities due and payable to the Non-Extending Lenders in respect of such Commitments shall have been paid by the Borrower; and
(iii)    with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 9.7(a) for such assignment shall have been paid by the Assuming Lender (or, if it has been so agreed, by the Borrower);
On or prior to the Maturity Date, (A) each Assuming Lender that is not an existing Lender shall have delivered to the Borrower and the Administrative Agent an Assignment and Acceptance or such other agreement acceptable to the Borrower and the Administrative Agent and (B) any existing Lender assuming any Commitments shall have delivered confirmation in writing satisfactory to the Borrower and the Administrative Agent as to the increase in the amount of its Commitment. Upon execution and delivery of the documentation pursuant to the foregoing clauses (A) and (B) and the Extension Agreement pursuant to Section 2.19(a), the payment of all amounts referred to in clauses (i) through (iii) above, and subject to the requirements of the Patriot Act or any similar “know your customer” or other similar checks under all applicable laws and regulations with respect to Assuming Lenders that are not existing Lenders, the Assuming Lenders, as of the Maturity Date, will be substituted for the Non-Extending Lenders under this Agreement to the extent of their assumed Commitments and shall be Lenders for all purposes of this Agreement, without any further acknowledgment by or the consent of the other

Lenders, and the obligations of the Non-Extending Lenders to such extent hereunder shall, by the provisions hereof, be released and discharged.
3.    CONDITIONS TO EFFECTIVENESS AND LENDING

3.1.	Conditions Precedent to Effectiveness. This Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:
(a)    PMI shall have notified each Lender and the Administrative Agent in writing as to the proposed Effective Date.
(b)    On the Effective Date, the following statements shall be true and the Administrative Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of PMI, dated the Effective Date, stating that:
(i)    the representations and warranties contained in Section 4.1 are correct on and as of the Effective Date, and
(ii)    no event has occurred and is continuing that constitutes a Default or Event of Default.
(c)    The Administrative Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Administrative Agent:
(i)    Certified copies of the resolutions of the Board of Directors of PMI approving this Agreement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.
(ii)    A certificate of the Secretary or an Assistant Secretary of PMI certifying the names and true signatures of the officers of PMI authorized to sign this Agreement and the other documents to be delivered hereunder.
(iii)    Favorable opinions of counsel (which may be in-house counsel) for PMI, substantially in the form of Exhibits E-1 and E-2 hereto.
(iv)    A favorable opinion of Simpson Thacher & Bartlett LLP, counsel for the Administrative Agent, substantially in the form of Exhibit G hereto.
(v)    A certificate of the chief financial officer or treasurer of PMI certifying that as of 31 December 2012 (A) the aggregate amount of Debt, payment of which is secured by any Lien referred to in clause (iii) of Section 5.2(a), does not exceed $400,000,000, and (B) the aggregate amount of Debt included in clause (A) of this subsection (v), payment of which is secured by any Lien referred to in clause (iv) of Section 5.2(a), does not exceed $200,000,000.

(d)    PMI shall have paid all accrued fees and reasonable expenses of the Administrative Agent and the Lenders with respect to this Agreement for which the Administrative Agent shall have made reasonable demand in accordance with Section 9.4(a) on or prior to the Effective Date.
(e)    This Agreement shall have been executed by PMI and RBS, as Administrative Agent, and the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed this Agreement.
The Administrative Agent shall notify PMI and the Initial Lenders of the date which is the Effective Date upon satisfaction of all of the conditions precedent set forth in this Section 3.1. For purposes of determining compliance with the conditions specified in this Section 3.1, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that PMI, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto.

3.2.
Initial Advance to Each Designated Subsidiary. The obligation of each Lender to make an initial Advance to each Designated Subsidiary following any designation of such Designated Subsidiary as a Borrower hereunder pursuant to Section 9.8 is subject to the receipt by the Administrative Agent on or before the date of such initial Advance of each of the following, in form and substance satisfactory to the Administrative Agent, and dated such date, and in sufficient copies for each Lender:

(a)    Certified copies of the resolutions of the Board of Directors of such Designated Subsidiary (with a certified English translation if the original thereof is not in English) approving this Agreement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.
(b)    A certificate of a proper officer of such Designated Subsidiary certifying the names and true signatures of the officers of such Designated Subsidiary authorized to sign the Designation Agreement and the other documents to be delivered hereunder.
(c)    A certificate signed by a duly authorized officer of the Designated Subsidiary, dated as of the date of such initial Advance, certifying that such Designated Subsidiary shall have obtained all governmental and third party authorizations, consents, approvals (including exchange control approvals) and licenses required under applicable laws and regulations necessary for such Designated Subsidiary to execute and deliver the Designation Agreement and to perform its obligations hereunder.
(d)    The Designation Agreement of such Designated Subsidiary, substantially in the form of Exhibit D hereto.
(e)    A favorable opinion of counsel (which may be in-house counsel) to such Designated Subsidiary, dated the date of such initial Advance, covering, to the extent customary and appropriate for the relevant jurisdiction, the opinions outlined on Exhibit F hereto.
(f)    Such other approvals, opinions or documents as any Lender, through the Administrative Agent may reasonably request, including, without limitation, information required in accordance with the Patriot Act or any similar “know your customer” or other similar checks under all applicable laws and regulations.

3.3.
Conditions Precedent to Each Borrowing. The obligation of each Lender to make an Advance on the occasion of each Borrowing is subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing the following statements shall be true, and the acceptance by the Borrower of the proceeds of such Borrowing shall be a representation by such Borrower or by PMI, as the case may be, that:

(a)    the representations and warranties contained in Section 4.1 (except the representations set forth in the last sentence of subsection (e) and in subsection (f) thereof (other than clause (i) thereof)) are correct on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and, if such Borrowing shall have been requested by a Designated Subsidiary, the representations and warranties of such Designated Subsidiary contained in its Designation Agreement are correct on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;
(b)    after giving effect to the application of the proceeds of all Borrowings on such date (together with any other resources of the Borrower applied together therewith) no event has occurred and is continuing, or would result from such Borrowing, that constitutes a Default or Event of Default; and
(c)    if such Borrowing is in an aggregate principal amount equal to or greater than $500,000,000, or the Equivalent in Euro thereof, and is being made in connection with any purchase of shares of such Borrower’s or PMI’s capital stock or the capital stock of any other Person, or any purchase of all or substantially all of the assets of any Person (whether in one transaction or a series of transactions) or any transaction of the type referred to in Section 5.2(b), the statement in (b) above shall also be true on a pro forma basis as if such transaction or purchase shall have been completed.
4.    REPRESENTATIONS AND WARRANTIES

4.1.	Representations and Warranties of PMI. PMI represents and warrants as follows:
(a)    It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.
(b)    The execution, delivery and performance of this Agreement and the Notes to be delivered by it are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) its charter or by-laws or (ii) in any material respect, any law, rule, regulation or order of any court or governmental agency or any contractual restriction binding on or affecting it.
(c)    No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by it of this Agreement or the Notes to be delivered by it.
(d)    This Agreement is, and each of the Notes to be delivered by it when delivered hereunder will be, a legal, valid and binding obligation of PMI enforceable against PMI in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
(e)    As reported in PMI’s Form 8-K filed 7 February 2013, the consolidated balance sheets of PMI and its Subsidiaries as of 31 December 2012 and the consolidated statements of earnings of PMI and its Subsidiaries for the year then ended fairly present, in all material respects, the consolidated financial position of PMI and its Subsidiaries as at such date and the consolidated results of the operations of PMI and its Subsidiaries for the year ended on such date, all in accordance with accounting principles generally accepted in the United States. Except as disclosed in PMI’s Form 8-K filed 7 February 2013, and in any Current Report on Form 8-K filed subsequent to 31 December 2012, but prior to 12 February 2013, since 31 December 2012 there has been no material adverse change in such position or operations.
(f)    There is no pending or threatened action or proceeding affecting it or any of its Subsidiaries before any court, governmental agency or arbitrator (a “Proceeding”), (i) that purports to affect the legality, validity or enforceability of this Agreement or (ii) except for Proceedings disclosed in PMI’s Form 8-K filed 7 February 2013, any Current Report on Form 8-K filed subsequent to 31 December 2012, but prior to 12 February 2013 and, with respect to Proceedings commenced after the date of such filing but prior to 12 February 2013, a certificate delivered to the Lenders, that may materially adversely affect the financial position or results of operations of PMI and its Subsidiaries taken as a whole.
(g)    It owns directly or indirectly 100% of the capital stock of each other Borrower.
(h)    None of the proceeds of any Advance will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose that would constitute the Advances as a “purpose credit” within the meaning of Regulation U and, in each case, would constitute a violation of Regulation U.

(i)    Neither PMI nor any Borrower (i) is a person named on the list of “Specially Designated Nationals” or “Blocked Persons” maintained by The Office of Foreign Assets Control of the United States Department of the Treasury (the “OFAC”) available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time; or (ii) is (x) an agency of the government of a country, (y) an organization controlled by a country, or (z) a person resident in a country that is subject to a sanctions program identified on the list maintained by the OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (iii) derives more than 10% of its assets or operating income from investments in or transactions with any such country, agency, organization or person. Neither PMI nor any Borrower will use the proceeds of the Advances to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.
5.    COVENANTS OF PMI

5.1.	Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, PMI will:
(a)    Compliance with Laws, Etc. Comply, and cause each Major Subsidiary to comply, in all material respects, with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, complying with ERISA and paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith), noncompliance with which would materially adversely affect the financial condition or operations of PMI and its Subsidiaries taken as a whole.
(b)    Maintenance of Ratio of Consolidated EBITDA to Consolidated Interest Expense. Maintain a ratio of Consolidated EBITDA for the four most recent fiscal quarters of PMI to Consolidated Interest Expense for such four most recent fiscal quarters of not less than 3.5 to 1.0.
(c)    Reporting Requirements. Furnish to the Lenders or make available on the internet at www.pmi.com (or any successor or replacement website thereof), if such website includes an option to subscribe to a free service alerting subscribers by e-mail of new U.S. Securities and Exchange Commission filings, if available, or by similar electronic means:
(i)    as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of PMI, an unaudited interim condensed consolidated balance sheet of PMI and its Subsidiaries as of the end of such quarter and unaudited interim condensed consolidated statements of earnings of PMI and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of PMI;

(ii)    as soon as available and in any event within 100 days after the end of each fiscal year of PMI, a copy of the consolidated financial statements for such year for PMI and its Subsidiaries audited by PricewaterhouseCoopers LLP (or other independent auditors which, as of the date of this Agreement, are one of the “big four” accounting firms); and
(iii)    all reports which PMI sends to any of its shareholders, and copies of all reports on Form 8-K (or any successor forms adopted by the U.S. Securities and Exchange Commission) which PMI files with the Securities and Exchange Commission;
(iv)    as soon as possible and in any event within five days after the occurrence of each Event of Default and each Default, continuing on the date of such statement, a statement of the chief financial officer or treasurer of PMI setting forth details of such Event of Default or Default and the action which PMI has taken and proposes to take with respect thereto;
(v)    within 60 days after the end of each fiscal quarter of PMI, a statement of the chief financial officer or treasurer of PMI certifying compliance with the requirements of Section 5.1(b) and setting forth the relevant calculations; and
(vi)    such other historical information respecting the condition or operations, financial or otherwise, of PMI or any Major Subsidiary as any Lender through the Administrative Agent may from time to time reasonably request.

5.2.	Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, PMI will not:
(a)    Liens, Etc. Create or suffer to exist, or permit any Major Subsidiary to create or suffer to exist, any lien, security interest or other charge or encumbrance (other than operating leases and licensed intellectual property), or any other type of preferential arrangement (“Liens”), upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any Major Subsidiary to assign, any right to receive income, in each case to secure or provide for the payment of any Debt of any Person, other than:
(i)    Liens upon or in property acquired or held by it or any Major Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property;
(ii)    Liens existing on property at the time of its acquisition (other than any such Lien created in contemplation of such acquisition);
(iii)    Liens existing on the date hereof securing Debt;

(iv)    Liens on property financed through the issuance of industrial revenue bonds in favor of the holders of such bonds or any agent or trustee therefor;
(v)    Liens existing on property of any Person acquired by PMI or any Major Subsidiary;
(vi)    Liens securing Debt in an aggregate amount not in excess of 15% of Consolidated Tangible Assets;
(vii)    Liens upon or with respect to Margin Stock;
(viii)    Liens in favor of PMI or any Major Subsidiary;
(ix)    precautionary Liens provided by PMI or any Major Subsidiary in connection with the sale, assignment, transfer or other disposition of assets by PMI or such Major Subsidiary which transaction is determined by the Board of Directors of PMI or such Major Subsidiary to constitute a “sale” under accounting principles generally accepted in the United States; or
(x)    any extension, renewal or replacement of the foregoing, provided that (A) such Lien does not extend to any additional assets (other than a substitution of like assets), and (B) the amount of Debt secured by any such Lien is not increased.
(b)    Mergers, Etc. Consolidate with or merge into, or convey or transfer its properties and assets substantially as an entirety to, any Person, or permit any Subsidiary directly or indirectly owned by it to do so, unless, immediately after giving effect thereto, no Default or Event of Default would exist and, in the case of any merger or consolidation to which PMI is a party, the surviving corporation is PMI or was a Subsidiary of PMI immediately prior to such merger or consolidation, which is organized and existing under the laws of the United States of America or any State thereof, or the District of Columbia. The surviving corporation of any merger or consolidation involving PMI or any other Borrower shall assume all of PMI’s or such Borrower’s obligations under this Agreement (including without limitation with respect to PMI’s obligations, the covenants set forth in Article 5) by the execution and delivery of an instrument in form and substance satisfactory to the Required Lenders.
6.    EVENTS OF DEFAULT

6.1.	Events of Default. Each of the following events (each an “Event of Default”) shall constitute an Event of Default:
(a)    Any Borrower or PMI shall fail to pay any principal of any Advance when the same becomes due and payable, or any Borrower shall fail to pay interest on any Advance, or PMI shall fail to pay any fees payable under Section 2.4(b) or Section 2.8, within ten days after the same becomes due and payable; or

(b)    Any representation or warranty made or deemed to have been made by any Borrower or PMI herein or by any Borrower or PMI (or any of their respective officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed to have been made; or
(c)    Any Borrower or PMI shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.1(b) or 5.2(b), (ii) any term, covenant or agreement contained in Section 5.2(a) if such failure shall remain unremedied for 15 days after written notice thereof shall have been given to PMI by the Administrative Agent or any Lender or (iii) any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to PMI by the Administrative Agent or any Lender; or
(d)    Any Borrower or PMI or any Major Subsidiary shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $100,000,000 in the aggregate (but excluding Debt arising under this Agreement) of such Borrower or PMI or such Major Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt unless adequate provision for any such payment has been made in form and substance satisfactory to the Required Lenders; or any Debt of any Borrower or PMI or any Major Subsidiary which is outstanding in a principal amount of at least $100,000,000 in the aggregate (but excluding Debt arising under this Agreement) shall be declared to be due and payable, or required to be prepaid (other than by a scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof unless adequate provision for the payment of such Debt has been made in form and substance satisfactory to the Required Lenders; or
(e)    Any Borrower or PMI or any Major Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Borrower or PMI or any Major Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any of its property constituting a substantial part of the property of PMI and its Subsidiaries taken as a whole) shall occur; or any Borrower or PMI or any Major Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or
(f)    Any judgment or order for the payment of money in excess of $100,000,000 shall be rendered against any Borrower or PMI or any Major Subsidiary and there shall be any period of 60 consecutive days during which a stay of enforcement of such unsatisfied judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided that such 60-day stay period shall be extended for a period not to exceed an additional 120 days if (i) PMI, such Borrower or such Major Subsidiary is contesting such judgment or enforcement of such judgment in good faith, unless, with respect only to judgments or orders rendered outside the United States, such action is not reasonably required to protect its respective assets from levy or garnishment, and (ii) no assets with a fair market value in excess of $100,000,000 of PMI, such Borrower or such Major Subsidiary have been levied upon or garnished to satisfy such judgment; provided, further, that such 60-day stay period shall be further extended for any judgment or order rendered outside the United States until such time as the conditions in clauses (i) or (ii) are no longer satisfied; or
(g)    Any Borrower or any ERISA Affiliate shall incur, or shall be reasonably likely to incur, liability in excess of $500,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of any Borrower or any ERISA Affiliate from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; provided, however, that no Default or Event of Default under this Section 6.1(g) shall be deemed to have occurred if the Borrower or any ERISA Affiliate shall have made arrangements satisfactory to the PBGC or the Required Lenders to discharge or otherwise satisfy such liability (including the posting of a bond or other security); or
(h)    So long as any Subsidiary of PMI is a Designated Subsidiary, the Guaranty provided by PMI under Article 8 hereof shall for any reason cease to be valid and binding on PMI or PMI shall so state in writing.

6.2.
Lenders’ Rights upon Event of Default. If an Event of Default occurs or is continuing, then the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to PMI and the Borrowers:

(a)    declare the obligation of each Lender to make further Advances to be terminated, whereupon the same shall forthwith terminate, and
(b)    declare all the Advances then outstanding, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances then outstanding, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers;
provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, (i) the obligation of each Lender to make Advances shall automatically be terminated and (ii) the Advances then outstanding, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.
7.    THE ADMINISTRATIVE AGENT

7.1.
Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes it to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by PMI or any Borrower as required by the terms of this Agreement or at the request of PMI or such Borrower, and any notice provided pursuant to Section 5.1(c)(iv). RBS, as Administrative Agent, may execute any of its duties under this Agreement by or through its affiliate, or any one or more sub-agents appointed by the Administrative Agent and their respective directors, officers, employees, agents and advisors; provided that any such affiliate or sub-agent is an affiliate of RBS.

7.2.
Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. The Administrative Agent shall not be subject to any fiduciary or implied duties, regardless of whether a Default has occurred and is continuing. The Administrative Agent shall be deemed not to have knowledge of any default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender. Without limitation of the generality of the foregoing, the Administrative Agent:

(a)    may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until, in the case of the Administrative Agent, the Administrative Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.7;
(b)    may consult with legal counsel (including counsel for PMI or any Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;

(c)    makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement;
(d)    shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of PMI or any Borrower or to inspect the property (including the books and records) of PMI or such Borrower;
(e)    shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and
(f)    shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

7.3.
RBS and Affiliates. With respect to its Commitment and the Advances made by it, RBS shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include RBS in its individual capacity. RBS and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, PMI, any Borrower, any of its Subsidiaries and any Person who may do business with or own securities of PMI, any Borrower or any such Subsidiary, all as if RBS was not the Administrative Agent and without any duty to account therefor to the Lenders.

7.4.
Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any Mandated Lead Arranger and Bookrunner, or any other Lender and based on the financial statements referred to in Section 4.1(e) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Mandated Lead Arranger and Bookrunner, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

7.5.
Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by PMI or the Borrowers), from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by PMI or the Borrowers. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.5 applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or a third party. For purposes of this Section 7.5, the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to their respective aggregate Commitments at such time.

7.6.
Successor Agents. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and PMI and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000; provided that if the Administrative Agent is resigning, the retiring Administrative Agent’s resignation shall nevertheless become effective upon such 30 days’ notice and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After the retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article 7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Administrative Agent under this Agreement.

7.7.
Mandated Lead Arrangers and Bookrunners. Certain entities have been designated as Mandated Lead Arrangers and Bookrunners in connection with this Agreement, but the use of such titles does not impose on any of them any duties or obligations greater than those of any other Lender.

8.    GUARANTY

8.1.
Guaranty. PMI hereby unconditionally and irrevocably guarantees (the undertaking of PMI contained in this Article 8 being the “Guaranty”) the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of each

Borrower now or hereafter existing under this Agreement, whether for principal, interest, fees, expenses or otherwise (such obligations being the “Obligations”), and any and all expenses (including counsel fees and expenses) incurred by the Administrative Agent or the Lenders in enforcing any rights under the Guaranty.

8.2.
Guaranty Absolute. PMI guarantees that the Obligations will be paid strictly in accordance with the terms of this Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or the Lenders with respect thereto. The liability of PMI under this Guaranty shall be absolute and unconditional irrespective of:

(a)    any lack of validity, enforceability or genuineness of any provision of this Agreement or any other agreement or instrument relating thereto;
(b)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from this Agreement;
(c)    any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations; or
(d)    any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Borrower or PMI.
This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of a Borrower or otherwise, all as though such payment had not been made.

8.3.
Waivers. (a) PMI hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Guaranty and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against a Borrower or any other Person or any collateral.

(b)    PMI hereby irrevocably waives any claims or other rights that it may now or hereafter acquire against any Borrower that arise from the existence, payment, performance or enforcement of PMI’s obligations under this Guaranty or this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any Lender against such Borrower or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from such Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to PMI in violation of the preceding sentence at any time prior to the later of the cash payment in full of the Obligations and all other amounts payable under this Guaranty and the Termination Date, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent to be credited and applied to the Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Agreement and this Guaranty, or to be held as collateral for any Obligations or other amounts payable under this Guaranty thereafter arising. PMI acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and this Guaranty and that the waiver set forth in this Section 8.3(b) is knowingly made in contemplation of such benefits.

8.4.
Continuing Guaranty. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until payment in full (after the Termination Date) of the Obligations and all other amounts payable under this Guaranty, (b) be binding upon PMI, its successors and assigns, and (c) inure to the benefit of and be enforceable by the Lenders, the Administrative Agent and their respective successors, transferees and assigns.

9.    MISCELLANEOUS

9.1.
Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by any Borrower or PMI therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders affected thereby, do any of the following: (a) waive any of the conditions specified in Sections 3.1 and 3.2, (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (f) release PMI from any of its obligations under Article 8 or (g) amend this Section 9.1; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Advance.

9.2.
Notices, Etc. (a) Addresses. All notices and other communications provided for hereunder shall be in writing (including facsimile communication) and mailed, telecopied, emailed, or delivered, as follows:

if to any Borrower or to PMI, as guarantor:
Philip Morris International Inc.
120 Park Avenue
New York, New York 10017 USA
Attention: Corporate Secretary

Fax number: 917-663-5372
Email: Jerry.Whitson@pmi.com
and
Philip Morris International Management S.A.
Avenue de Rhodanie 50
1001 Lausanne
Switzerland
Attention: Treasurer
Fax number: +41-58-242-4771;
Email: Marco.Kuepfer@pmi.com
and
Philip Morris Finance S.A.
Avenue de Rhodanie 50
1001 Lausanne
Switzerland
Attention: Director Treasury
Fax number: +41-58-242-4771;
Email: John.Jacob@pmi.com
if to any Initial Lender, at its Applicable Lending Office specified opposite its name on Schedule 1 hereto;
if to any other Lender, at its Applicable Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender;
if to RBS, as Administrative Agent:
for business or credit matters:

The Royal Bank of Scotland plc
600 Washington Boulevard
Stamford, CT 06901
Attention: Damon Matthews
Fax number: (203) 873-5300
Email: damon.matthews@rbs.com
Group email: gbmnaagency@rbs.com

for administrative or operations matters:

The Royal Bank of Scotland plc
600 Washington Boulevard
Stamford, CT 06901
Attention: Verleria Wilson

Fax number: (212) 401-1494
Email: verleria.wilson@rbs.com
Group email: agencyops@rbs.com

as to any Borrower, PMI or the Administrative Agent at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to PMI and the Administrative Agent.
(b)    Effectiveness of Notices. All such notices and communications shall, when mailed or telecopied, be effective when deposited in the mail or telecopied, respectively, except that notices and communications to the Administrative Agent pursuant to Article 2, 3 or 7 shall not be effective until received by the Administrative Agent. Delivery by facsimile of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof. Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

9.3.
No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

9.4.
Costs and Expenses. (a) Administrative Agent; Enforcement. PMI agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery, administration (excluding any cost or expenses for administration related to the overhead of the Administrative Agent), modification and amendment of this Agreement and the documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement, and all costs and expenses of the Lenders and the Administrative Agent, if any (including, without limitation, reasonable counsel fees and expenses of the Lenders and the Administrative Agent), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder.

(b)    Prepayment of Advances. If any payment of principal of Advance is made other than on the last day of the Interest Period for such Advance or at its maturity, as a result of a payment pursuant to Section 2.10, acceleration of the maturity of the Advances pursuant to Section 6.2, an assignment made as a result of a demand by PMI pursuant to Section 9.7(a) or for any other reason, PMI shall, upon demand by any Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. Without prejudice to the survival of any other agreement of any Borrower or PMI hereunder, the agreements and obligations of each Borrower and PMI contained in Section 2.3(c), 2.11, 2.14, and this Section 9.4(b) shall survive the payment in full of principal and interest hereunder.
(c)    Indemnification. Each Borrower and PMI jointly and severally agree to indemnify and hold harmless the Administrative Agent and each Lender and each of their respective affiliates, control persons, directors, officers, employees, attorneys and agents (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) which may be incurred by or asserted against any Indemnified Party, in each case in connection with or arising out of, or in connection with the preparation for or defense of, any investigation, litigation, or proceeding (i) related to any transaction or proposed transaction (whether or not consummated) in which any proceeds of any Borrowing are applied or proposed to be applied, directly or indirectly, by any Borrower, whether or not such Indemnified Party is a party to such transaction or (ii) related to any Borrower’s or PMI’s entering into this Agreement, or to any actions or omissions of any Borrower or PMI, any of their respective Subsidiaries or affiliates or any of its or their respective officers, directors, employees or agents in connection therewith, in each case whether or not an Indemnified Party is a party thereto and whether or not such investigation, litigation or proceeding is brought by PMI or any Borrower or any other Person; provided, however, that neither any Borrower nor PMI shall be required to indemnify any such Indemnified Party from or against any portion of such claims, damages, losses, liabilities or expenses that is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party. No party to this Agreement shall be liable for any special, indirect, consequential or punitive damages in connection with the Facility.

9.5.
Right of Set-Off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.2 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.2, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of PMI or any Borrower against any and all of the obligations of any Borrower or PMI now or hereafter existing under this Agreement, whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender shall promptly notify the appropriate Borrower or PMI, as the case may be, after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its affiliates under this Section 9.5 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its affiliates may have.

9.6.
Binding Effect. This Agreement shall be binding upon and inure to the benefit of PMI, the Administrative Agent, and each Lender and their respective successors and assigns, except that neither any Borrower nor PMI shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

9.7.
Assignments and Participations. (a) Assignment of Lender Obligations. Each Lender may and, if demanded by PMI upon at least five Business Days’ notice to such Lender and the Administrative Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it), subject to the following:

(i)    each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under the Facility under this Agreement;
(ii)    the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 (subject, in each case, to reduction at the sole discretion of PMI) and shall be an integral multiple of $1,000,000;
(iii)    each such assignment shall be to an Eligible Assignee;
(iv)    each such assignment made as a result of a demand by PMI pursuant to this Section 9.7(a) shall be arranged by PMI after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments which together cover all of the rights and obligations of the assigning Lender under this Agreement;
(v)    no Lender shall be obligated to make any such assignment as a result of a demand by PMI pursuant to this Section 9.7(a) unless and until such Lender shall have received one or more payments from either the Borrowers to which it has outstanding Advances or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement; and
(vi)    the parties to each such assignment shall execute and the assigning Lender shall, not less than five Business Days prior to the effectiveness of any Assignment and Acceptance, deliver to the Administrative Agent which shall give prompt notice thereof to PMI by facsimile, for the Administrative Agent’s acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $2,000; provided that, if such assignment is made as a result of a demand by PMI under this Section 9.7(a), PMI shall pay or cause to be paid such $2,000 fee.
Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than those provided under Section 9.4) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto), other than Section 9.12.
(b)    Assignment and Acceptance. By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or PMI or the performance or observance by any Borrower or PMI of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.1(e) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee represents that (A) the source of any funds it is using to acquire the assigning Lender’s interest or to make any Advance is not and will not be plan assets as defined under the regulations of the Department of Labor of any Plan subject to Title I of ERISA or Section 4975 of the Code or (B) the assignment or Advance is not and will not be a non-exempt prohibited transaction as defined in Section 406 of ERISA; (vii) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (viii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.
(c)    Agent’s Acceptance. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, and subject to the requirements of the Patriot Act or any similar “know your customer” or other similar checks under all applicable laws and regulations, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to PMI.
(d)    Register. The Administrative Agent shall maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and PMI, the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by PMI or any Borrower at any reasonable time and from time to time upon reasonable prior notice.
(e)    Sale of Participation. Each Lender may sell participations to one or more Qualifying Banks in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it), subject to the following:
(i)    such Lender’s obligations under this Agreement (including, without limitation, its Commitment to PMI hereunder) shall remain unchanged,
(ii)    such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,
(iii)    PMI, the other Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and
(iv)    no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by any Borrower or PMI therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

Each Lender that sells a participation shall maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances or other obligations.
(f)    Disclosure of Information. Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.7, disclose to the assignee or participant or proposed assignee or participant, any information relating to PMI or any Borrower furnished to such Lender by or on behalf of PMI or any Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to PMI received by it from such Lender by signing a confidentiality agreement substantially in the form attached hereto as Exhibit H.
(g)    Regulation A Security Interest. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank or any other central bank in accordance with Regulation A.

9.8.
Designated Subsidiaries. (a) Designation. PMI may at any time, and from time to time, by delivery to the Administrative Agent of a Designation Agreement duly executed by PMI and the respective Subsidiary and substantially in the form of Exhibit D hereto, designate such Subsidiary as a “Designated Subsidiary” for purposes of this Agreement and such Subsidiary shall thereupon become a “Designated Subsidiary” for purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder. The Administrative Agent shall promptly notify each Lender of each such designation by PMI and the identity of the respective Subsidiary.

(b)    Termination. Upon the payment and performance in full of all of the indebtedness, liabilities and obligations under this Agreement of any Designated Subsidiary then, so long as at the time no Notice of Borrowing in respect of such Designated Subsidiary is outstanding, such Subsidiary’s status as a “Designated Subsidiary” shall terminate upon notice to such effect from the Administrative Agent to the Lenders (which notice the Administrative Agent shall give promptly, and only upon its receipt of a request therefor from PMI). Thereafter, the Lenders shall be under no further obligation to make any Advance hereunder to such former Designated Subsidiary until such time as it has been redesignated a Designated Subsidiary by PMI pursuant to Section 9.8(a).

9.9.	Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

9.10.
Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

9.11.
Jurisdiction, Etc. (a) Submission to Jurisdiction; Service of Process. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York state court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in such Federal court. Each Borrower (other than PMI) hereby agrees that service of process in any such action or proceeding brought in any such New York state court or in such Federal court may be made upon PMI at 120 Park Avenue, New York, NY 10017, Attention: Secretary, or such other address in the United States as notified to the Administrative Agent from time to time (the “Process Agent”), and each Designated Subsidiary hereby irrevocably appoints the Process Agent its authorized agent to accept such service of process, and agrees that the failure of the Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to such Borrower at its address specified pursuant to Section 9.2. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to serve legal process in any other manner permitted by law or to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

(b)    PMI as Process Agent. PMI hereby accepts its appointment as Process Agent and agrees that (i) it will maintain an office in New York, New York, or such other address in the United States as notified to the Administrative Agent from time to time, through the Termination Date and will give the Administrative Agent prompt notice of any change of its address, (ii) it will perform its duties as Process Agent to receive on behalf of each Designated Subsidiary and its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any New York State or Federal court sitting in New York City arising out of or relating to this Agreement and (iii) it will forward forthwith to each Designated Subsidiary at its then current address copies of any summons, complaint and other process which PMI receives in connection with its appointment as Process Agent.
(c)    Waivers. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York state or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto hereby irrevocably agrees that, to the extent that it now has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States of America or elsewhere, arising out of this Agreement or the subject matter hereof or any of the transactions contemplated hereby brought by any of the parties hereto or their successors or assigns, including without limitation immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution or enforcement of a judgment and immunity of any of its property from attachment prior to any entry of judgment, it hereby expressly and irrevocably waives and agrees not to assert any such immunity and such waiver shall be irrevocable and not subject to withdrawal in any jurisdiction, including without limitation under the Foreign Sovereign Immunities Act of 1976. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATED TO THIS AGREEMENT OR ANY OTHER RELATED DOCUMENTS.

9.12.
Confidentiality. Neither the Administrative Agent, nor any Lender shall disclose any confidential information relating to PMI or any Borrower to any other Person without the consent of PMI, other than (a) to the Administrative Agent’s or such Lender’s affiliates, branches and representative offices in any jurisdiction and their officers, directors, employees, agents, advisors, auditors, insurers and, as contemplated by Section 9.7(f), actual or prospective assignees and participants, and then, in each such case, only on a confidential basis; provided, however, that such actual or prospective assignee or participant shall have been made aware of this Section 9.12 and shall have agreed to be bound by its provisions as if it were a party to this Agreement, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking or other financial institutions, and (d) to any rating agency that provides ratings of such Lender or its affiliates.

9.13.
Integration. This Agreement and the Notes represent the agreement of PMI, the other Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, PMI, the other Borrowers or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the Notes other than the matters referred to in Sections 2.8(c) and 9.4(a) and except for Confidentiality Agreements entered into by each Lender in connection with this Agreement.

9.14.
USA Patriot Act Notice, Etc. The Administrative Agent and each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) or any similar “know your customer” or other similar checks under all applicable laws and regulations, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Patriot Act or any similar “know your customer” or other similar checks under all applicable laws and regulations.

9.15.
Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into Euro, or to convert a sum due hereunder in Euro into Dollars, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be the Equivalent thereof on the Business Day preceding that on which final judgment is given.

The obligation of any Borrower in respect of any sum due from it in Euro or Dollars (the “Primary Currency”) to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, such Lender or the Administrative Agent (as the case may be) agrees to remit to the applicable Borrower such excess.

[Signature pages omitted.]

EXHIBIT A - FORM OF NOTE

Dated: _______________, 201_
$_________________
FOR VALUE RECEIVED, the undersigned, [NAME OF BORROWER], a __________ corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of __________ (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of $[amount of the Lender’s Commitment in figures] or, if less, the aggregate principal amount of the Advances outstanding on the Termination Date made by the Lender to the Borrower pursuant to the Credit Agreement, dated as of 12 February 2013, among Philip Morris International Inc., the Lender and certain other lenders party thereto, and The Royal Bank of Scotland plc, as Administrative Agent (as amended or modified from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined).
The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rate, and payable at such times, as are specified in the Credit Agreement.
Both principal and interest in respect of each Advance are payable in Euro or Dollars, as the case may be, to The Royal Bank of Scotland plc, as Administrative Agent, for the account of the Lender at the office of The Royal Bank of Scotland plc, located in Stamford, Connecticut for payments in Euro or Dollars, in same day funds. Each Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.
This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note, (ii) contains provisions for determining the Dollar Equivalent of Advances denominated in Euro and (iii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

[NAME OF BORROWER]
By
Name:
Title:

2

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Type of Advance	Amount of Advance	Interest Rate	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

3

EXHIBIT B - FORM OF NOTICE OF
BORROWING

[Date]
The Royal Bank of Scotland plc, as Administrative Agent
for the Lenders party
to the Credit Agreement
referred to below
Attention: Loans Agency
Ladies and Gentlemen:
[NAME OF BORROWER], refers to the Credit Agreement, dated as of 12 February 2013 (as amended or modified from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among Philip Morris International Inc., the Lenders party thereto and The Royal Bank of Scotland plc, as Administrative Agent, and hereby gives you notice, irrevocably, pursuant to Section 2.3 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.3(a) of the Credit Agreement:

(i)	The date of the Proposed Borrowing is _______________, 201_.

(ii)	The Type of Advances comprising the Proposed Borrowing is [EURIBOR Advances] [LIBOR Advances].

(iii)	The aggregate amount of the Proposed Borrowing is [EUR][$][_______________].

(iv)	The initial Interest Period for each [EURIBOR][LIBOR] Advance made as part of the Proposed Borrowing is ______ month(s).

(v)	Account to credit with funds: ________________.
The undersigned, as applicable, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:
(a)    the representations and warranties contained in Section 4.1 of the Credit Agreement (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f) thereof (other than clause (i) thereof)) are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

[if the Borrower is a Designated Subsidiary: the representations and warranties of such Designated Subsidiary contained in its Designation Agreement are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;]
(b)    after giving effect to the application of the proceeds of all Borrowings on the date of such Borrowing (together with any other resources of the Borrower applied together therewith), no event has occurred and is continuing, or would result from such Borrowing, that constitutes a Default or Event of Default;
(c)    if such Proposed Borrowing is in an aggregate principal amount equal to or greater than $500,000,000, or the Equivalent in Euro thereof, and is being made in connection with any purchase of shares of the Borrower’s or PMI’s capital stock or the capital stock of any other Person, or any purchase of all or substantially all of the assets of any Person (whether in one transaction or a series of transactions) or any transaction of the type referred to in Section 5.2(b) of the Credit Agreement, the statement in clause (b) above will be true on a pro forma basis as if such transaction or purchase shall have been completed; and
(d)    the aggregate principal amount of the Proposed Borrowing and all other Borrowings to be made on the same day under the Credit Agreement is within the aggregate unused Commitments of the Lenders, with any such determination having been made after giving effect to a calculation of the Equivalent in Dollars of any outstanding Borrowings or Proposed Borrowings that are denominated in Euro.
Very truly yours,
PHILIP MORRIS INTERNATIONAL INC.

By
Name:
Title:
[NAME OF BORROWER]
By
Name:
Title:

2

EXHIBIT C - FORM OF
ASSIGNMENT AND ACCEPTANCE
Reference is made to the Credit Agreement, dated as of 12 February 2013 (as amended or modified from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among Philip Morris International Inc., a Virginia corporation, the Lenders party thereto and The Royal Bank of Scotland plc, as Administrative Agent.

The “Assignor” and the “Assignee” referred to on Schedule 1 hereto agree as follows:
1.The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement. After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Advances owing to the Assignee will be as set forth on Schedule 1 hereto. Each of the Assignor and the Assignee represents and warrants that it is authorized to execute and deliver this Assignment and Acceptance.
2.The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or PMI or the performance or observance by any Borrower or PMI of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.
3.The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.1(e) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon The Royal Bank of Scotland plc, as Administrative Agent, any Mandated Lead Arranger and Bookrunner, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee;

(iv) represents that (A) the source of any funds it is using to acquire the Assignor’s interest or to make any Advance is not and will not be plan assets as defined under the regulations of the Department of Labor of any Plan subject to Title I of ERISA or Section 4975 of the Code or (B) the assignment or Advance is not and will be not be a non-exempt prohibited transaction as defined in Section 406 of ERISA; (v) appoints and authorizes The Royal Bank of Scotland plc, as Administrative Agent, to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to The Royal Bank of Scotland plc, as Administrative Agent, by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (vi) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vii) confirms that it has signed a confidentiality agreement substantially in the form attached as Exhibit H to the Credit Agreement.
4.This Assignment and Acceptance will be delivered to The Royal Bank of Scotland plc, as Administrative Agent, for acceptance and recording by The Royal Bank of Scotland plc, as Administrative Agent following its execution. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by The Royal Bank of Scotland plc, as Administrative Agent, unless otherwise specified on Schedule 1 hereto.
5.Upon such acceptance and recording by The Royal Bank of Scotland plc, as Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations (other than its obligations pursuant to Section 9.12 of the Credit Agreement) under the Credit Agreement.
6.Upon such acceptance and recording by The Royal Bank of Scotland plc, as Administrative Agent, from and after the Effective Date, The Royal Bank of Scotland plc, as Administrative Agent, shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

2

7.This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.
8.This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.
IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

3

Schedule 1
to
Assignment and Acceptance
Percentage interest assigned:    _____%
Assignee’s Commitment:    $__________

Aggregate outstanding principal amount of
Advances assigned:    EUR/$__________
Effective Date1:    _______________, 201_
[NAME OF ASSIGNOR], as Assignor
By
Title:
Dated: _______________, 201_
[NAME OF ASSIGNEE], as Assignee
By
Title:
Dated: _______________, 201_
Applicable Lending Office: [Address]
Accepted this
__________ day of _______________, 201_
THE ROYAL BANK OF SCOTLAND PLC, as Administrative Agent
By
Title:
[Approved this __________ day
of _______________, 201_
PHILIP MORRIS INTERNATIONAL INC.2
By
Title:

_________________________
1 This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to The Royal Bank of Scotland plc, as Administratice Agent.

2 Required if the Assignee is an Eligible Assignee solely by reason of clause (b) of the definition of "Eligible Assignee."

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EXHIBIT D - FORM OF
DESIGNATION AGREEMENT
[Date]1

The Royal Bank of Scotland plc, as Administrative Agent
for the Lenders party to the Credit Agreement
referred to below
Ladies and Gentlemen:
Reference is made to the Credit Agreement, dated as of 12 February 2013 (as amended or modified from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among Philip Morris International Inc., [certain other Borrowers party thereto], the Lenders party thereto and The Royal Bank of Scotland plc, as Administrative Agent.

Please be advised that PMI hereby designates its undersigned wholly-owned Subsidiary, ____________ (“Designated Subsidiary”), as a “Designated Subsidiary” under and for all purposes of the Credit Agreement.
The Designated Subsidiary, in consideration of each Lender’s agreement to extend credit to it under and on the terms and conditions set forth in the Credit Agreement, does hereby assume each of the obligations imposed upon a “Designated Subsidiary” and a “Borrower” under the Credit Agreement and agrees to be bound by the terms and conditions of the Credit Agreement. In furtherance of the foregoing, the Designated Subsidiary hereby represents and warrants to each Lender as follows:
(a)The Designated Subsidiary is duly organized, validly existing and in good standing under the laws of ______________________.
(b)The execution, delivery and performance by the Designated Subsidiary of this Designation Agreement and the Notes, if any, to be delivered by it and the performance by the Designated Subsidiary under the Credit Agreement are within the Designated Subsidiary’s corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) the Designated Subsidiary’s charter or by-laws or (ii) in any material respect, any law, rule, regulation or order of any court or governmental agency or contractual restriction binding on or affecting it.
(c)No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution,
_____________________________________
1 For Subsidiaries that are not listed on Schedule 2, date must be at least (i) three Business Days for a Designated Subsidiary organized in the United States or any political subdivision thereof and (ii) five Business Days for a Designated Subsidiary organized outside the United States, in each case, prior to the date of the initial Advance to such Designated Subsidiary.

delivery and performance by the Designated Subsidiary of this Designation Agreement or the Notes, if any, to be delivered by it and the performance by the Designated Subsidiary under the Credit Agreement.
(d)This Designation Agreement is, and the Notes, if any, to be delivered by the Designated Subsidiary when delivered will be, legal, valid and binding obligations of the Designated Subsidiary enforceable against the Designated Subsidiary in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and the effect of general principles of equity (regardless of whether such enforceability is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
(e)There is no pending or threatened action or proceeding affecting the Designated Subsidiary or any of its Subsidiaries before any court, governmental agency or arbitrator that purports to affect the legality, validity or enforceability of this Designation Agreement, the Credit Agreement or any Note of the Designated Subsidiary.
(f)[The registered address; name, telephone number, facsimile number and email address of contact person; and internet address, if available, of the Designated Subsidiary are ____________________.]2
(g)[The Federal employer identification number of the Designated Subsidiary is __________________.]2,3
Very truly yours,
PHILIP MORRIS INTERNATIONAL INC.
By
Name:
Title:
[DESIGNATED SUBSIDIARY]
By
Name:
Title:

_____________________________
2 Does not apply to Subsidiaries listed on Schedule 2.
3 Does not apply to Designated Subsidiaries organized outside the United States.

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EXHIBIT E-1 - FORM OF
OPINION OF COUNSEL
FOR PMI
[Letterhead of Hunton & Williams LLP]
[Effective Date]
To each of the Lenders party
to the Credit Agreement referred to below
Philip Morris International Inc.
Ladies and Gentlemen:
This opinion is furnished to you pursuant to Section 3.1(c)(iii) of the Credit Agreement, dated as of 12 February 2013 (the “Credit Agreement”), among Philip Morris International Inc. (“PMI”), the Lenders party thereto and The Royal Bank of Scotland plc, as Administrative Agent. Terms defined in the Credit Agreement are used herein as therein defined.

We have acted as counsel for PMI in connection with the preparation, execution and delivery of the Credit Agreement.
In that connection, we have examined the following documents:
(1)The Credit Agreement.
(2)The documents furnished by PMI pursuant to Article 3 of the Credit Agreement.
(3)The Articles of Incorporation of PMI and all amendments thereto (the “Charter”).
(4)The By-laws of PMI and all amendments thereto (the “By-laws”).
We have also examined the originals, or copies certified to our satisfaction, of such corporate records of PMI, certificates of public officials and of officers of PMI and agreements, instruments and other documents, as we have deemed relevant and necessary as a basis for the opinions expressed below. As to factual matters, we have relied upon representations included in the Credit Agreement, upon certificates of officers of PMI, and upon certificates of public officials. Whenever the phrase “to our knowledge” is used herein, it refers to the actual knowledge of the attorneys of the firm involved in the representation of PMI in connection with the Credit Agreement, without independent investigation.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by PMI and the validity, binding effect and enforceability thereof upon PMI).

Our opinions expressed below are limited to the law of the Commonwealth of Virginia, the State of New York and the Federal law of the United States.
Based upon the foregoing and upon such investigation as we have deemed necessary, we are of the following opinion:
1.PMI is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia.
2.The execution, delivery and performance by PMI of the Credit Agreement and the Notes, and the consummation of the transactions contemplated thereby, are within PMI’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Charter or the By-laws, (ii) any law, rule or regulation applicable to PMI (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or (iii) to our knowledge, any contractual restriction binding on or affecting PMI. The Credit Agreement and any Notes delivered on the date hereof have been duly executed and delivered on behalf of PMI.
3.No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by PMI of the Credit Agreement and the Notes.
4.The Credit Agreement is the legal, valid and binding obligation of PMI enforceable against PMI in accordance with its terms. The Notes issued on the date hereof, if any, are the legal, valid and binding obligations of PMI, enforceable against PMI in accordance with their respective terms.
The opinion set forth in paragraph 4 above is subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and to the effect of general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
We express no opinion with respect to:
(A)    The effect of any provision of the Credit Agreement which is intended to permit modification thereof only by means of an agreement in writing by the parties thereto;
(B)    The effect of any provision of the Credit Agreement insofar as it provides that any Person purchasing a participation from a Lender or other Person may exercise set-off or similar rights with respect to such participation or that any Lender or other Person may exercise set-off or similar rights other than in accordance with applicable law;

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(C)    The effect of any provision of the Credit Agreement imposing penalties or forfeitures;
(D)    The enforceability of any provision of the Credit Agreement to the extent that such provision constitutes a waiver of illegality as a defense to performance of contract obligations; or
(E)    The effect of any provision of the Credit Agreement relating to indemnification or exculpation in connection with violations of any securities laws or relating to indemnification, contribution or exculpation in connection with willful, reckless or criminal acts or gross negligence of the indemnified or exculpated Person or the Person receiving contribution.
In connection with the provisions of the Credit Agreement which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under NYCPLR § 510, a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. § 1404(a), a United States District Court has discretion to transfer an action from one Federal court to another.
This opinion is being furnished to you pursuant to Section 3.1(c)(iii) of the Credit Agreement, is solely for the benefit of you and your counsel, and is not intended for, and may not be relied upon by, any other person or entity without our prior written consent. We undertake no duty to inform you of events occurring subsequent to the date hereof.
Very truly yours,

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EXHIBIT E-2 - FORM OF
OPINION OF COUNSEL
FOR PMI
[Effective Date]
To each of the Lenders party
to the Credit Agreement referred to below
Philip Morris International Inc.
Ladies and Gentlemen:
This opinion is furnished to you pursuant to Section 3.1(c)(iii) of the Credit Agreement, dated as of 12 February 2013 (the “Credit Agreement”), among Philip Morris International Inc. (“PMI”), the Lenders party thereto and The Royal Bank of Scotland plc, as Administrative Agent. Terms defined in the Credit Agreement are used herein as therein defined.

I and members of my staff have acted as counsel for PMI in connection with the preparation, execution and delivery of the Credit Agreement.
In that connection, we have examined originals, or copies certified to our satisfaction, of such corporate records of PMI, certificates of public officials and of officers of PMI, and agreements, instruments and other documents, as we have deemed relevant and necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, we have, when relevant facts were not independently established by us, relied upon certificates of PMI or its officers or of public officials.
Based upon the foregoing and upon such investigation as I have deemed necessary, I am of the opinion that, to the best of my knowledge, (i) there is no pending or threatened action or proceeding against PMI or any of its Subsidiaries before any court, governmental agency or arbitrator (a “Proceeding”) that purports to affect the legality, validity, binding effect or enforceability of the Credit Agreement or the Notes, if any, or the consummation of the transactions contemplated thereby, and (ii) except for Proceedings disclosed in PMI’s Form 8-K filed 7 February 2013, any Current Report on Form 8-K filed subsequent to 31 December 2012, but prior to 12 February 2013 and, with respect to Proceedings commenced after the date of such filing but prior to 12 February 2013, a certificate delivered to the Lenders and attached hereto, there are no Proceedings that are likely to have a materially adverse effect upon the financial position or results of operations of PMI and its Subsidiaries taken as a whole.
Very truly yours,

EXHIBIT F - FORM OF
OPINION OF COUNSEL
FOR DESIGNATED SUBSIDIARY
[Effective Date]
To each of the Lenders party
to the Credit Agreement referred to below
Philip Morris International Inc.
Ladies and Gentlemen:
This opinion is furnished to you pursuant to Section 3.2(e) of the Credit Agreement, dated as of 12 February 2013 (the “Credit Agreement”), among Philip Morris International Inc., the Lenders party thereto and The Royal Bank of Scotland plc, as Administrative Agent. Terms defined in the Credit Agreement are used herein as therein defined.

We have acted as counsel for __________ (the “Designated Subsidiary”) in connection with the preparation, execution and delivery of the Designation Agreement.
In that connection, we have examined the following documents:

(1)	The Designation Agreement.

(2)	The Credit Agreement.
(3)The documents furnished by the Designated Subsidiary pursuant to Article 3 of the Credit Agreement.
(4)The [Articles] [Certificate] of Incorporation of the Designated Subsidiary and all amendments thereto (the “Charter”).
(5)The by-laws of the Designated Subsidiary and all amendments thereto (the “By-laws”).
We have also examined the originals, or copies certified to our satisfaction, of such corporate records of the Designated Subsidiary, certificates of public officials and of officers of the Designated Subsidiary, and agreements, instruments and other documents, as we have deemed relevant and necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, we have, when relevant facts were not independently established by us, relied upon certificates of the Designated Subsidiary or its officers or of public officials. We have assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement by the Initial Lenders and The Royal Bank of Scotland plc, as Administrative Agent.

Based upon the foregoing and upon such investigation as we have deemed necessary, we are of the following opinion:

1.The Designated Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of ____________.
2.The execution, delivery and performance by the Designated Subsidiary of the Designation Agreement and the Notes, if any, to be delivered by it, the performance by the Designated Subsidiary under the Credit Agreement and the consummation of the transactions contemplated thereby, are within the Designated Subsidiary’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Charter or the By-laws or (ii) any law, rule or regulation applicable to the Designated Subsidiary (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or (iii) to our knowledge, any contractual restriction binding on or affecting the Designated Subsidiary. The Designation Agreement and the Notes, if any, delivered by the Designated Subsidiary on the date hereof have been duly executed and delivered on behalf of the Designated Subsidiary.
3.No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Designated Subsidiary of the Designation Agreement or the Notes, if any, delivered by the Designated Subsidiary and the performance by the Designated Subsidiary under the Credit Agreement.
4.The Designation Agreement and the Credit Agreement are the legal, valid and binding obligations of the Designated Subsidiary enforceable against the Designated Subsidiary in accordance with their respective terms. The Notes issued on the date hereof, if any, by the Designated Subsidiary are the legal, valid and binding obligations of the Designated Subsidiary, enforceable against the Designated Subsidiary in accordance with their respective terms.
5.There is, to the best of my knowledge, no pending or threatened action or proceeding against the Designated Subsidiary or any of its Subsidiaries before any court, governmental agency or arbitrator that purport to affect the legality, validity, binding effect or enforceability of the Designation Agreement, the Credit Agreement or any of the Notes delivered by the Designated Subsidiary, if any, or the consummation of the transactions contemplated thereby.

2

The opinion set forth in paragraph 4 above is subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and to the effect of general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

Very truly yours,

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EXHIBIT G
FORM OF OPINION OF COUNSEL
FOR THE ROYAL BANK OF SCOTLAND PLC,
AS ADMINISTRATIVE AGENT
[Letterhead of Simpson Thacher & Bartlett LLP]
[Effective Date]
The Royal Bank of Scotland plc,
as Administrative Agent,
and
The Lenders listed on Schedule I hereto
which are parties to the Credit Agreement
on the date hereof
Re: Credit Agreement dated as of 12 February 2013 (the “Credit Agreement”) among Philip Morris International Inc. (the “Company”), the lending institutions identified in the Credit Agreement (the “Lenders”) and The Royal Bank of Scotland plc, as Administrative Agent
Ladies and Gentlemen:
We have acted as counsel to The Royal Bank of Scotland plc, as Administrative Agent, in connection with the preparation, execution and delivery of the Credit Agreement.
This opinion is delivered to you pursuant to Section 3.1(c)(iv) of the Credit Agreement. Terms used herein which are defined in the Credit Agreement shall have the respective meanings set forth in the Credit Agreement, unless otherwise defined herein.
In connection with this opinion, we have examined a copy of the Credit Agreement signed by the Company, by the Administrative Agent and the Lenders.
In addition, we have examined, and relied as to matters of fact upon, the documents delivered to you at the closing, and upon originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. In addition, we have relied as to certain matters of fact upon the representations made in the Credit Agreement.
In rendering the opinion set forth below we have assumed that (1) the Credit Agreement is a valid and legally binding obligation of each party thereto other than the Company, (2) the Company is validly existing and in good standing under the laws of the jurisdiction in which it is organized and has duly authorized, executed and delivered the Credit Agreement in accordance with its organizational documents, (3)(a) execution, delivery and performance by the Company of the Credit Agreement do not violate, or require any consent not obtained under, the laws of the jurisdiction in which it is organized or any other applicable laws or any order known to us issued by any court or governmental agency or body and (b) execution, delivery and performance by the Company of the Credit Agreement will not breach or result in a default under or result in the creation of any lien upon or security interest in the Company’s properties pursuant to the terms of any agreement or instrument that is binding on the Company, and (4) the Company is not an “investment company” within the meaning of and subject to regulation under the Investment Company Act of 1940, as amended.
Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Credit Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.
Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.
We note that (A) a New York statute provides that with respect to a foreign currency obligation a court of the State of New York shall render a judgment or decree in such foreign currency and such judgment or decree shall be converted into currency of the United States at the rate of exchange prevailing on the date of entry of such judgment or decree and (B) with respect to a foreign currency obligation a United States federal court in New York may award judgment in United States dollars, provided that we express no opinion as to the rate of exchange such court would apply.
We express no opinion with respect to:
(A)    the effect of any provision of the Credit Agreement that is intended to permit modification thereof only by means of an agreement in writing by the parties thereto;
(B)    the effect of any provision of the Credit Agreement insofar as it provides that any Person purchasing a participation from a Lender or other Person may exercise set-off or

2

similar rights with respect to such participation or that any Lender or other Person may exercise set-off or similar rights other than in accordance with applicable law;
(C)    the effect of any provision of the Credit Agreement imposing penalties or forfeitures;
(D)    the enforceability of any provision of the Credit Agreement to the extent that such provision constitutes a waiver of illegality as a defense to performance of contract obligations; or
(E)    the effect of any provision of the Credit Agreement relating to indemnification or exculpation in connection with violations of any securities laws or relating to indemnification, contribution or exculpation in connection with willful, reckless or criminal acts or gross negligence of the indemnified or exculpated Person or the Person receiving contribution.
In connection with the provisions of the Credit Agreement whereby the parties submit to the jurisdiction of the courts of the United States of America located in the State of New York, we note the limitation of 28 U.S.C. §§ 1331 and 1332 on subject matter jurisdiction of the federal courts. In connection with the provisions of the Credit Agreement which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under NYCPLR § 510, a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. § 1404(a), a United States district court has discretion to transfer an action from one federal court to another.
We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.
This opinion letter is rendered to you in connection with the above described transaction. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent. This opinion letter may be furnished to, but may not be relied upon by, a regulatory authority entitled to request it.

Very truly yours,

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EXHIBIT H - FORM OF
CONFIDENTIALITY AGREEMENT
To:    [NAME OF BANK]
Date:    ________, 201_

Subject:	Philip Morris International Inc. $2,000,000,000 Facility (the “Facility”)
In connection with the Facility for Philip Morris International Inc. (the “Company”), you will be receiving certain information which is non-public, confidential or proprietary in nature. That information and any other information, regardless of form, whether oral, written or electronic, concerning the Company, its subsidiaries or the Facility furnished to you by [NAME OF LENDER] or the Company or any of their respective Representatives in connection with the Facility (at any time on, before or after the date of this Agreement), together with analyses, compilations or other materials prepared by you or your Representatives which contain or otherwise reflect such information or your review of the Facility is hereinafter referred to as the “Information.” As used herein, “Representatives” refers to affiliates, directors, officers, employees, agents, auditors, attorneys, consultants or advisors. In consideration of your receipt of the Information, you agree that:

1.	You will not, without the prior written consent of the Company, use, either directly or indirectly, any of the Information except in connection with the Facility.

2.
You agree to reveal the Information only to your Representatives who need to know the Information for the purpose of evaluating the Facility, who are informed by you of the confidential nature of the Information, and who agree to be bound by the terms and conditions of this Agreement. You agree to be responsible for any breach of this Agreement by any of your Representatives and to indemnify and hold the Company and its Representatives harmless from and against any and all liabilities, claims, causes of action, costs and expenses (including attorney fees and expenses) arising out of the breach of this Agreement by you or your Representatives.

3.
Without the prior written consent of the Company you shall not disclose to any person (except as otherwise expressly permitted herein) the fact that the Information has been made available, that discussions are taking place between the Company and any financial institution concerning the Facility, or any of the terms, conditions or other facts with respect thereto (including the status thereof), or that the Facility has been consummated.

4.
This Agreement shall be inoperative as to any portion of the Information that (i) is or becomes generally available to the public on a non-confidential basis through no fault or action by you or your Representatives, or (ii) is or becomes available to you on a non-confidential basis from a source other than the Company, [NAME OF LENDER] or their respective Representatives, which source, to the best of your knowledge, is not prohibited from disclosing such Information to you by a contractual, legal or fiduciary obligation to the Company, [NAME OF LENDER] or their respective Representatives.

5.
You may disclose the Information at the request of any regulatory or supervisory authority having jurisdiction over you, provided that you request confidential treatment of such Information to the extent permitted by law, provided that, insofar as practicable, you notify the Company in advance of such disclosure pursuant to the following paragraph.

6.
In the event that you or anyone to whom you transmit the Information pursuant to this Agreement becomes legally compelled to disclose any of the Information or the existence of the Facility, you shall provide the Company with notice of such event promptly upon your obtaining knowledge thereof (provided that you are not otherwise prohibited by law from giving such notice) so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, you shall furnish only that portion of the Information that is legally required and shall disclose the Information in a manner reasonably designed to preserve its confidential nature.

7.
In the event that discussions with you concerning the Facility are discontinued or your relationship with [NAME OF LENDER] with respect to the Facility is otherwise terminated, you shall deliver to the Company the copies of the Information that were furnished to you by or on behalf of the Company and represent to the Company that you have destroyed all other copies thereof, provided that you may maintain copies of the Information, subject to the terms of this Agreement, as required by law or regulations or document retention policies applicable to you. All of your obligations hereunder and all of the rights and remedies of the Company and [NAME OF LENDER] hereunder shall survive any discontinuance of discussions, termination of your relationship or any return or destruction of the Information.

8.
You acknowledge that disclosure of the Information in violation of the terms of this Agreement could have material adverse consequences, and agree that, in the event of any breach by you or your Representatives of this Agreement, the Company and its Representatives will be entitled to equitable relief (including injunction and specific performance) in addition to all other remedies available to them at law or in equity.

9.	The obligations set forth in this Agreement shall survive until the earlier of (i) five years from the date of this Agreement or (ii) the termination of the Facility.

10.	This agreement shall be governed by, and construed in accordance with, the laws of the State of New York without consideration to its conflicts of laws provisions.
This agreement is in addition to and does not supersede the confidentiality agreements contained in any credit agreements of any affiliate of the Company to which you are a party. It is

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understood and agreed that the Company, [NAME OF LENDER] and their respective Representatives may rely on this Agreement.

ACCEPTED AND AGREED as of the date written above:
[NAME OF BANK]
By
Name:
Title:

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EXHIBIT I - FORM OF
EXTENSION AGREEMENT

The Royal Bank of Scotland plc, as Administrative Agent
for the Lenders party to the Credit Agreement
referred to below

Ladies and Gentlemen:

The undersigned hereby agrees to extend, effective _________, 201_, its Commitment and the Maturity Date under the Credit Agreement, dated as of 12 February 2013 (as amended or modified from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among Philip Morris International Inc. (“PMI”), the Lenders party thereto and The Royal Bank of Scotland plc, as Administrative Agent, for an additional 364-day period to ________, 201_ pursuant to Section 2.19 of the Credit Agreement.

Except as expressly provided hereby, all of the terms and provisions of the Credit Agreement are and shall remain in full force and effect and are hereby ratified and confirmed.

This Extension Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. This Extension Agreement may be signed in any number of counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
 [NAME OF LENDER]

By
Name:
Title:

Agreed and accepted:
PHILIP MORRIS INTERNATIONAL INC.

By
Name:
Title:
THE ROYAL BANK OF SCOTLAND PLC, as
Administrative Agent

By
Name:
Title: